THE BLACK BOOK OF ART INVESTING SECRETS

THE BLACK BOOK OF ART INVESTING SECRETS

Published by:

Masterworks

New York, NY

www.masterworks.com

MASTERWORKS

Contents

Introduction

Dear Reader,

Having a diversified portfolio might be more important in today's world than ever before.

Take 2022: Stocks and bonds had their second-worst combined year since 1937!

Wall Street's cookie-cutter 60/40 model (60% stocks/40% bonds) lost 16%.

In fact, many investors fared even worse...

If a portfolio was overweight in growth stocks, technology stocks, cyclical stocks, or longer-dated bonds, it could have lost between 20% to 40%.

However, if a portfolio held alternative investments, the outcome might have been different.

Certain alternatives would have softened the blow, allowing investors to hold onto more of their investment dollars.

What is categorized as an "alternative" investment?

Generally, it's anything other than cash, bonds, or stocks.

Some alternatives have been around for centuries, like commodities (4500 BC to 4000 BC), art (1600s), railroads (1800s), wine (1700s), and baseball cards (early 1900s).

Others have come to market in the last century, such as hedge funds (1940), venture capital (1946), and Real Estate Investment Trusts/ REITs (1960).

Today, the alternatives' space has added even more, Master Limited Partnerships (MLPs), structured products, private debt, music royalties, cryptocurrencies, and dozens of others.

The landscape and popularity for alternatives have expanded for a few reasons...

First, the last few decades have experienced major bouts of volatility in traditional asset classes. We've had multiple recessions (2020, 2007-2009, 2001), bear markets (2022, 2020, 2007-2009, 2000-2002), a global pandemic, and a war. So, investors are looking for investment options beyond stocks and bonds.

Second, some alternative assets have low correlations to traditional assets. Meaning, they are less sensitive to general market direction and trends than traditional assets, when it comes to performance. For example, when the stock market is under pressure, certain alternative assets can still perform well. As a result, specific alternatives have demonstrated the potential to enhance portfolio returns, while mitigating risk, historically.

And third, regulatory developments and rapid advances in technology have made it easier to invest in alternatives. New regulations, such as the JOBS Act of 2012 and follow-on rulings in 2015 and 2016, have facilitated greater access to alternative investments by

the retail investing public. And numerous online investment platforms combined with advances in Fintech, have opened new capital markets for private startups, private real estate, art, collectibles, racehorses, etc.

We've all heard the saying: "Don't put all your eggs in one basket." The same idea, generally, applies to investments.

Generally, an investor would never want to invest 100% of their investment portfolio in any one asset class.

Ideally, an investor would prefer to have some assets going up, while others are going down.

When assets in a portfolio move in different directions, the overall volatility of that portfolio may be more muted. A portfolio achieves balance via diversification.

In summary, this is why professional investors often emphasize the importance of portfolio diversification across multiple asset classes.

The industry term for the process of selecting different asset classes is "asset allocation." It tells an investor how much to allocate to each individual asset class, like stocks, bonds, cash, and various alternatives, and also the sub-categories within those broader asset categories, based on an investor's risk tolerance and financial objectives.

Numerous studies have shown that 90% of the ups and downs of a portfolio are explained by asset allocation.

And since many alternative assets have lower market volatility than traditional assets or are not highly correlated to traditional assets, they may be utilized as an effective diversification tool.

For all the aforementioned reasons, the appetite for alternatives has been booming.

For instance...

According to a 2022 Preqin report, the global market for alternative investments is estimated to reach $23 trillion by 2026. Preqin is calling for a tectonic shift of $10 trillion in assets coming into the alternatives space from 2022 - 2027.

A Cerulli poll of more than 100 financial advisers found that they kept around 15% of their investments in alternatives in 2022, up 10% year-over-year. Advisers plan to increase that allocation to nearly 20% of invested capital over the next two years.

And we're on the cusp of the greatest generational wealth transfer in history, as baby boomers will pass about $70 trillion on to their children (largely, Gen X and millennials). Younger investors have an affinity for alternatives. Per Bank of America, investors between the ages of 21 and 42 allocate more than three times as much as their parents to alternative investment strategies (16% vs. 5%).

All of these statistics suggest allocations to alternative assets will continue to multiply.

Especially now, with a macro environment loaded with uncertainties:

- Which way is inflation going?
- Are interest rates headed higher or lower?
- Is a recession coming?
- Will job layoffs get better or worse?
- Will there be more bank failures?
- What will the next geopolitical issue be?

Point is, adding diversification beyond stocks and bonds may make an investor's portfolio less volatile.

Historically, alternative assets have shown the ability to manage risk and enhance returns for a portfolio over time.

While multiple alternative assets may warrant consideration, The Black Book of Art Investing Secrets will mainly focus on [Post War and Contemporary] art.

It will teach an investor how to think about art as an asset class... show some of its qualities that make it a unique investment option... offer some tricks of the trade... provide the necessary tools for transacting in art, including how to make your first art investment... and provide numerous other tips and educational information.

(Hint: Art investing can be much easier than you might think.)

The contents should prove to be incredibly valuable, as you embark on your art investing journey.

Best,

Masterworks

PART 1:

Art as an Asset Class

CHAPTER 1:

Fine Art is a Legitimate Asset Class

Although art auctions date back to Roman times, the first official auction house, Stockholms Auktionsverk, opened in 1674.

The world's two largest auction houses, Sotheby's and Christie's, opened in 1744 and 1766, respectively.

It wasn't until the late 1900s that art developed as a more widely recognized alternative asset class. This is when global collectors started focusing on the financial benefits of owning art.

Over centuries, art has evolved into a $1.7 trillion asset class – making it a noteworthy private asset class.

For a simple comparison, it outranks several public investments in size (market caps are as of June 2023)...

- Silver $1.3 trillion
- Amazon $1.3 trillion
- Berkshire Hathaway $743 billion
- Bitcoin $498 billion
- Platinum $250 billion
- Ethereum $200 billion

And while art is largely an illiquid asset class, it routinely has trading volume of $50 - $70 billion on an annual basis.

The art market also has its share of indexes that track values over time and can show market movements and trends – similar to indexes for stocks, bonds, real estate, and other asset classes.

Here are some of the the leading art index providers in the marketplace:

- Art Market Research
- ARTbnk
- Artnet
- Masterworks
- Sotheby's Mei Moses
- Wondeur

For individual collectors, these benchmarks can be invaluable for spotting art market trends, drawing correlations between art and other asset classes, and making more informed decisions about owning fine art.

Additionally, many of the world's richest families, wealthiest billionaires, hedge fund mavens, celebrities, and major corporations have long-invested in art.

Wealthy families, like the Rockefellers, Rothschilds, The Royal Family, Hermès, and Waltons possess elaborate art collections that have been in place for ages.

The most affluent billionaires, such as Bernard Arnault, Jeff Bezos, Bill Gates, Larry Ellison, and Carlos Slim are avid art collectors. (They all rank in the top 10 on the Bloomberg Billionaires Index.)

Some of the world's elite money managers, Chuck Schwab (Charles Schwab), Larry Fink (BlackRock), Ken Griffin (Citadel), Steve Cohen (Point72), and Dan Loeb (Third Point) are buying artwork with their personal money.

Other abundantly wealthy individuals, with celebrity status, have expensive art collections, too. That long list includes celebrities Oprah Winfrey, Ellen Degeneres, Steven Spielberg, Jay-Z, Madonna, Steve Martin, Leonardo DiCaprio, Brad Pitt, David Beckham, and Alex Rodriguez, among others.

In addition, some of the top investment banks own extensive art collections, including Deutsche Bank, UBS, JPMorgan Chase, Bank of America, and Société Générale. (In total, they own more than 180,000 pieces of art.)

Several global asset managers have remained bullish on art as investment.

Check out some quotes from the world's largest investment banks:

- "Art has risen in popularity as a store of value during these turbulent times." – Morgan Stanley (March 2019)
- "Fine art ... can help protect purchasing power when consumer and commodity prices are climbing quickly." – Goldman Sachs (July 2022)
- "Investors should buy real assets – from wine to art – as inflation reaches a secular turning point." – Bank of America (April 2021)
- "66% of high-net-worth collectors allocate over 10% of their overall wealth portfolio to art." – UBS (November 2022)

Art rivals other recognized asset classes in size. It trades with considerable volume each year. It has reputable indexes for tracking purposes. And some of the smartest and most affluent individuals and businesses own large collections of art.

Art Investing Secret #1: Fine art is a legitimate asset class.

CHAPTER 2:

Fine Art Sectors Perform Differently

Not only has art been one of the longest-tenured alternative assets, it has also been one of the strongest performers.

Art, in general, has appreciated over time, historically.

But certain art categories have also appreciated more than others...

Historical Appreciation Over Time



40
30
20
10
0
Index (1995 = 1)
1995
1997
1999
2001
2003
2005
2007
2009
2011
2013
2015
2017
2019
2022
Contemporary Art
12.6% price appreciation
All Art
7.9% price appreciation
Impressionist Art
6.0% price appreciation

Source: Internal Masterworks analysis, Bloomberg, Indexes shown through 12/31/2022. Note: There are significant differences between the asset classes presented.

The Standard & Poor's CoreLogic Case-Shiller Home Price Indices Methodology results in a value-weighted index; auction results realized in a currency other than U.S. dollars have been converted using exchange rates provided by FRED (St. Louis Federal Reserve) at the time of the most recent sale; this adjustment is made to account for long-term exchange rate trends that would otherwise distort artworks' appreciation.

Repeat-Sale Pair Index of Post-War and Contemporary Art (as defined by the applicable auction house) using Standard & Poor's CoreLogic Case-Shiller Home Price Indices Methodology.

Repeat-Sale Pair Index of All Art (as defined by the applicable auction house) using Standard & Poor's CoreLogic Case-Shiller Home Price Indices Methodology.

Repeat-Sale Pair Index of Impressionist and Modern Art (as defined by the applicable auction house) using Standard & Poor's CoreLogic Case-Shiller Home Price Indices Methodology.

Note: For more information, see "IMPORTANT DISCLOSURES" at the end of the book.

From 1995-2022...

- Old Masters Art (per Masterworks internal calculations), not shown in the chart, is estimated to have appreciated at an annualized rate in the low single-digit percentages.
- Impressionist & Modern Art (as measured by Masterworks Impressionist & Modern Art Index) has appreciated at an annualized 6.0%.
- All Art (as measured by Masterworks All Art Index), comprising all fine art sectors, has appreciated at an annualized 7.9%.
- Post-War & Contemporary Art (as measured by Masterworks Contemporary Art Index) has appreciated at an annualized 12.6%.

1) **Old Masters Art**

Old Masters identifies eminent European artists from roughly 1300 to 1800. It includes artists from the Early Renaissance through the Romantic movement, over 200-plus years ago.

Some important and recognized artists of this period include Masaccio, Leonardo da Vinci, Michelangelo, Albrecht Durer, and Caravaggio.

Many famous artworks by Old Masters created believable figures and landscapes by using perspective and proportion.

Starting in the 18th century, the works of the Old Masters were utilized in art education. Students were taught to become proficient in this style of art before being permitted to draw from life.

The Old Masters category has stagnated over the past two decades due to changing preferences and some surviving masterpieces being absorbed into museum collections.

2) Impressionist & Modern Art

Impressionism was a 19th century art movement that originated in France.

It was characterized by smaller and thinner brushstrokes.

Impressionist artists were not painting a reflection of real life. They were painting an "impression" of what a person, atmosphere, object, or landscape looked like to them.

Some famous Impressionist artists include Edouard Manet, Claude Monet, Auguste Renoir, Edgar Degas, and Paul Cezanne.

Despite the fact that the Artnet Index for Impressionist Art reached one of its lowest levels between the second half of 2018 and the first half of 2020, prices have rebounded in recent years. This may indicate that works by top-tier Impressionist artists can maintain their value, even during economic downturns.

Impressionist Art has remained one of the more stable sectors when compared to the overall art market.

Modern Art refers to work produced during the period from approximately the 1860s to the 1970s.

This style is associated with art that rejects past traditions in the spirit of experimentation and innovation.

The five key ingredients of Modern Art are representation, expression, design, structure, and fantasy.

To recognize Modern Art, you will see vibrant colors, bold brushstrokes, abstract shapes, sharp movements, and unique spacing.

Some well-known Modern artists include Pablo Picasso, Salvador Dali, Henri Matisse, Wassily Kandinsky, and Piet Mondrian.

Following the global pandemic in 2020, auction houses have begun combining previously separated art categories, like Impressionist & Modern Art. This has improved sales numbers for earlier works in this period.

Growth in Modern & Impressionist Art has been more prominent in Asian markets in the early 2020s.

3) **<u>Post-War & Contemporary Art</u>**

Contemporary Art refers to art made and produced by living artists – or those that passed in the second half of the 20th century or 21st century (1945 - present).

Much like Modern Art, Contemporary Art has shifted the focus of the art market from traditional art forms to new and innovative works.

These artists work in an environment that is culturally diverse, technologically advancing, and multifaceted.

Its various art forms are painting, sculpture, photography, installation, performance, and video.

Popular contemporary artists include Banksy, Jean-Michel Basquiat, Jeff Koons, Mark Rothko, and Keith Haring.

Contemporary Art is the largest, most global market...



Art Metrics	Contemporary Art	Impressionist / Modern	All Art
Market Share (% of Annual Transaction Volume)	55%	36%	~$60 billion (Annual Transaction Volume)
Sales by Country	U.S, China, U.K., France, Germany, Others	U.S, China, U.K., France, Others	U.S, China, U.K., Others
% of Sales Volume >$1mm	55%	50%	54%

Sources: Art Basel UBS Art Market Report 2021.

Its prices have outperformed other segments of the art market due to the increased demand for post-war and contemporary works of art created after 1945.

This sector has close to 40 years of publicly available performance data, which is in the neighborhood of several major asset classes, such as high yield bonds, municipal bonds, emerging market equities, and emerging market debt.

Check out the following chart (dated 12/31/22)...

Long Historical Track Record

Contemporary Art has 37 years of performance data, similar to major asset classes



Years of Historical Index Data
53
52
50
46
44
42
39
37
35
34
32
29
29
26
26
25
Int'l Equity
Commodities
Global REITs
US Agg.
US Small
Munis
US HY
Art
EM Equity
US Large
Glbl Agg. xUS
EMD
Local EMD
HY Muni
Private Equity
Hedge Funds

For Illustrative purposes only. Source: Bloomberg, Masterworks. Years in chart calculated based on: US Large (S&P 500 Total Return), US Small (Russell 2000 Total Return), Int'l Equity (MSCI EAFE Total Return), US Agg. (Bloomberg US Aggregate Total Return), Glbl Agg. xUS (Bloomberg Global Aggregate ex-US Total Return), Munis (Bloomberg Municipal Index Total Return), EMD (JPM EMBI Global Total Return), Local EMD (JPM GBI EM Global Total Return), US HY (Bloomberg US HY Total Return), EM Equity (MSCI EM GR USD), Global REITs (FTSE NAREIT Composite Total Return), Commodities (S&P GSCI Total Return), HY Muni (Bloomberg Muni HY 2% Issuer Cap), Hedge Funds (HFRIFOFD Diversified Index), Private Equity (Refinitiv Private Equity), and Art (Masterworks Contemporary Art Index).

Note: For more information, see "IMPORTANT DISCLOSURES" at the end of the book.

Based on our research, the strongest price appreciation over the past 25-plus years has come from art created in the past ~80 years.

Generally, the more recently a work of art was produced, the higher its appreciation has been. This makes Contemporary Art more attractive for its potential growth than categories like Old Masters and Impressionism.

Note: Because contemporary artworks are more recent, their prices can be subject to increased volatility.

Art Investing Secret #2: There are multiple segments in the fine art market. Contemporary Art has demonstrated the strongest appreciation, historically.

(* Going forward, we'll focus mostly on "contemporary art," which is shorthand for "post-war & contemporary art.")

CHAPTER 3:

Contemporary Art Has Outperformed in Down Markets, Historically

Note: This discussion of the price performance of contemporary art relates solely to gross price changes observed in the public auction market for whole artwork and does reflect any costs or fees associated with acquiring, owning and selling art for investment or the performance of any art securities. The information is presented solely to give readers an idea of contemporary art pricing trends.

Historically, during recessions and bear markets, investors have shifted their asset allocation away from stocks and into assets like cash, bonds, and gold.

But oftentimes, it's too late.

By the time they make adjustments, their portfolios have already sunk deep into the red.

And then, there's the aftermath...

It's tough to get back into stocks once an investor has experienced substantial losses in a portfolio. So, many investors sit on the side-

lines, or in lower-returning assets, while stocks eventually rise. And they miss the rebound.

It can be a vicious cycle when investor emotions come into play.

The average investor often buys at or near tops and sells at or near bottoms.

The cycle looks like this...


Investor Emotions Cycle
Euphoria
Thrill
Anxiety
Excitement
Denial
Highest Opportunity
Fear
Optimism
Highest Risk
Optimism
Desperation
Relief
Panic
Hope
Capitulation
Depression

To mitigate – or potentially beat – that cycle, according to legendary investor Warren Buffett, it helps to have a patient, long-term mindset.

And a diversified portfolio, with assets that can zig while others zag, can help prevent emotional decision-making.

Contemporary art has potentially proven to be one of those types of assets, by historically serving as a defensive alternative investment in tough stock market environments of the past.

As you can see below, it has performed well during recessions and negative equity markets...



Contemporary Art Performance in Down Equity Markets
Contemporary Art Price Appreciation vs. Select Equity Markets
50%
25%
0%
-25%
-50%
-75%
30%
31%
7%
6%
14%
(31%)
(22%)
(37%)
(53%)
2000
2001
2002
2008
2018
Contemporary Art
S&P 500
MSCI EAFE
MSCI EM
Private Equity

Note: For more information, see "IMPORTANT DISCLOSURES" at the end of the book.

In the recessionary years of 2002 and 2008, US stocks, international stocks, and private equity all posted negative returns. On the other hand, contemporary art booked positive price appreciation in both calendar years.

(Note: You might be wondering why 2020 isn't in the chart. While the US had a recession in 2020, the stock market had a solid year due to a huge bounce back in the second half of the year. The S&P 500 finished up 16.3%. As for contemporary art, it eked out higher appreciation, up 18%.)

As for other down markets, like 2000, 2001, and 2018, contemporary art has also held up better than equity markets. In 2000, it was up 30%, while equity markets were down 9% to 30%. In 2001, it lost 11%, but US and foreign developed stocks lost more. And in 2018, it was up 14%, while equity markets lost 4% to 14%.

This does not mean contemporary art will outperform in every down market. For instance, in 2022, contemporary art was down 23.1%, while the S&P 500 lost 19.4%.

However, if you look at the overall picture, contemporary art prices have a winning track record of outpacing stocks in prior recessions

and down markets. Including 2022 and all the years in the previous chart, contemporary art outperformed global stocks in five of six periods – or over 83% of the time.

And broken down by average quarterly performance, the story gets stronger – even when compared to multiple asset classes...



Contemporary Art's Average Price Increase During Other Asset Classes' Negative Quarters
6%
(8%)
S&P 500
Contemporary Art
11%
(8%)
Private Equity
Contemporary Art
25%
(2%)
BBg US Agg
Contemporary Art

Source: Bloomberg, Masterworks. Data for top chart is from 6/30/1992 to 12/31/2022; Private Equity is from 12/31/1996 to 12/31/2022.

Note: For more information, see "IMPORTANT DISCLOSURES" at the end of the book.

Above, during quarters where other asset classes (US stocks, private equity, and US bonds) had negative-returning quarters, contemporary art's average appreciation has been healthily positive.

So, the million-dollar question is:

Why has contemporary art shown such resilience, unlike other asset classes, in the toughest times for the economy and financial markets?

The answer is two-fold...

First, it's "Economics 101." When demand increases or stays constant... and supply remains the same... the only thing left to move is price. With contemporary art, there's been steady demand and limited supply. This is why its prices tend to go up.

[Note: Unlike other asset classes where capital flows in and out, some of the demand in the art market comes from permanent private collections of museums. This effectively creates a constant reduction in supply.]

And second, the primary owners of contemporary art are extremely wealthy individuals and institutions. They buy contemporary art with a long-term time horizon. And they simply don't face selling pressure, like average investors do, when the markets get rocky.

Art Investing Secret #3: Contemporary art prices have a history of outpacing other asset classes during down markets.

CHAPTER 4:

Contemporary Art Can Provide Inflation Fighting Benefits

Inflation is when the prices of goods and services in an economy go up.

When this happens, there is a reduction in the purchasing power of money. Each unit of currency buys fewer goods and services.

You've probably heard of "nominal" and "real" returns. Nominal returns do not factor in inflation. While real returns are inflation-adjusted.

In 2022, the average inflation rate in the US was 8%.

Basically, if an investor wanted to earn a positive real return that year, their investment(s) needed to exceed 8%.

2022 was a tough year for most investors, with the average retail portfolio down about 30%.

But that return didn't factor in inflation. Adding inflation would have made matters worse, making that return -38% instead.

Look, it's generally a struggle for investors to beat 8% in any year.

According to JPMorgan, the average investor earned 2.9% per year from 2000 - 2021.

So, if inflation is 3% or higher, the typical investor is losing money on their investments from a real – or inflation-adjusted – return perspective.

In fact, a 2022 study from Allianz Life reports inflation forced many Americans to alter their retirement plans:

- 43% dipped into their retirement savings due to inflation.
- 54% stopped or reduced retirement savings due to inflation.
- And 75% are concerned that the rising costs of living will affect their retirement plans.

How can you blame them when inflation was running double or triple its long-term average?

One solution to help counter high inflation is to build a diversified portfolio that includes some assets that have historically performed well during high inflationary periods of the past.

Contemporary art has been one of those assets.

Historically, its prices have held up well during high inflationary times.


Art still performs in high inflationary periods
Contemporary Art has demonstrated strong appreciation in high inflation periods, like right now.
Average appreciation in high inflationary periods
Contemporary Art
S&P 500
Emerging Market Equities
Gold
US Corporate Bonds

Note: There are substantial differences between contemporary art and the other asset classes presented. For more information, see "IMPORTANT DISCLOSURES" at the end of the book.

As illustrated above, contemporary art has outpaced the S&P 500, emerging market equities, gold, and US corporate bonds by an average of 2.5x... 3.5x... 4.2x... and 27x PER YEAR, respectively, during high inflationary times.

Remember, gold is often considered to be one of the best inflation hedges in the marketplace. And while gold bugs might not like it, contemporary art has more than quadrupled its price performance on average, EACH YEAR, during high inflationary times.

So, not only has contemporary art outpaced gold over the long haul, but it has also outrun gold during periods of elevated inflation.

Over time, the contemporary art market has operated independently from macroeconomic forces and done an admirable job of helping to combat inflation.

A key reason for this is the folks buying multimillion dollar artworks tend to be the wealthiest people in the world. Generally, they behave differently during inflationary cycles than regular investors.

And with above-average inflation, major asset managers – such as Bank of America, BlackRock, Citigroup, and Goldman Sachs – have recommended using art as a tool to fight inflation.

Art Investing Secret #4: Contemporary art has been one of the better appreciating assets during high inflationary periods, over time.

CHAPTER 5:

Contemporary Art Has Delivered Strong Appreciation in Positive Equity Markets, Too

We've just covered how contemporary art has been a strong defensive asset during challenging times for traditional markets.

But that doesn't mean it hasn't been able to go on the offensive, as well.

Take a look at this table showing calendar year returns for the MW Contemporary Art Index and S&P 500 Index (price appreciation only) over the last 27 years...

		S&P 500
	MW Cont Art	ex dividends
1996	58.0%	20.3%
1997	-3.2%	31.0%
1998	-5.2%	26.7%
1999	54.5%	19.5%
2000	30.4%	-10.1%
2001	-11.0%	-13.0%
2002	30.8%	-23.4%
2003	17.4%	26.4%

2004	16.0%	9.0%
2005	2.8%	3.0%
2006	90.5%	13.6%
2007	29.1%	3.5%
2008	6.3%	-38.5%
2009	-27.4%	23.5%
2010	38.8%	12.8%
2011	15.5%	0.0%
2012	3.9%	13.4%
2013	19.3%	29.6%
2014	14.0%	11.4%
2015	1.8%	-0.7%
2016	0.3%	9.5%
2017	0.8%	19.4%
2018	14.0%	-6.2%
2019	-6.9%	28.9%
2020	18.0%	16.3%
2021	20.2%	26.9%
2022	-23.1%	-19.4%

* MW Contemporary Art Index: Repeat-Sale Pair Index of Post-War and Contemporary Art (as defined by the applicable auction house) using Standard & Poor's CoreLogic Case-Shiller. The Standard & Poor's CoreLogic Case-Shiller Home Price Indices Methodology results in a value-weighted index; auction results realized in a currency other that U.S. dollars have been converted using exchange rates provided by FRED (St. Louis Federal Reserve) at the time of the most recent sale; this adjustment is made to account for long-term exchange rate trends that would otherwise distort artworks' appreciation

Note: For more information, see "IMPORTANT DISCLOSURES" at the end of the book.

While there are many conclusions that come from this performance comparison, here are some top takeaways in terms of positive appreciation...

- The MW Contemporary Art Index was positive in 21 of 27 years – or 78% of the time. The S&P 500 Index was positive in 19 of 27 years – or 70% of the time.

- The MW Contemporary Art Index had aggregate price appreciation of 482% in its 21 positive years. The S&P 500 had aggregate appreciation of 345% in its 19 positive years.
- The MW Contemporary Art Index had the best year: 90.5% price appreciation in 2006.
- The MW Contemporary Art Index had the four highest-appreciating years: 90.5% (2006), 58% (1996), 54.5% (1999), and 38.8% (2010).
- The Top 10 appreciating years: The MW Contemporary's Art Index: 90.5% (2006), 58% (1996), 54.5% (1999), 38.8% (2010), 30.8% (2002), 30.4% (2000), and 29.1% (2007). The S&P 500 Index: 31% (1997), 29.6% (2013), and 28.9% (2019). That's a 70% win rate for the MW Contemporary Art Index.

If you're wondering how the MW Contemporary Art Index did in just positive years for the S&P 500 Index, the results were also strong...

- When looking at just the 19 positive years for the S&P 500 Index, the MW Contemporary Art Index had aggregate price appreciation of 341%. That was ultra-close to the S&P 500 Index's aggregate appreciation of 345% in those 19 years.

Also, it's worth checking out bounce backs from a down year(s) for both indexes...

- After a down year(s), the MW Contemporary Art Index appreciated 54.5% (1999), 30.8% (2002), 38.8% (2010), and 18% (2020). In the same scenario, the S&P 500 returned 26.4% (2003), 23.5% (2009), 13.4% (2012), 9.5% (2016), and 28.9% (2019). That's an average rebound of 35.5% for the MW Contemporary Art Index vs. an average rebound of 20.3% for the S&P 500 Index. In other words, the MW Con-

temporary Art Index has bounced back at almost double the rate of the S&P 500 Index after a down year(s).

All in all, contemporary art has produced higher appreciation than – or as well as – stocks in up markets over the last few decades.

So, the next time someone tells you that art is just a defensive type of investment...

Remind them that they are leaving out the other half of the story. Which is, contemporary art has also shown strong appreciation in up markets, as well.

Art Investing Secret #5: Contemporary art has a history of serving as an offensive investment, too.

CHAPTER 6:

Contemporary Art Has Been an All-Weather Asset and a Strong Long-Term Performer

If someone told you there was an asset that has performed well in both bull and bear markets...

You might call them a liar. And you might also call their bluff.

Seriously, some might call that the "holy grail" of investing...

An asset that could deliver strong performance vs. stocks during up and down markets.

Well, as we've illustrated, contemporary art has had the ability to do well in both up and down markets.

Now, that's not to say it's the holy grail of the investment universe.

It doesn't outperform in every case.

But, it could be just to call it an all-weather asset.

[In fairness, liquidity in the art market (and for specific artists) can be less available during certain periods. So, prices may not be going down, but the ability to monetize could be constrained.]

From 2008 - 2022 (a period containing six corrections, three bear markets, and two bull markets), adding a 5% contemporary art allocation to a domestic 60/40 portfolio (60% stocks/40% bonds), improved performance 98% of the time on a rolling 5-year basis and 100% of the time on a rolling 10-year basis.

Contemporary art is no stranger to weathering all types of market events, even looking back over the last 27 years.

Things like:

- Dot-com bubble
- 9/11 attacks
- Recessions
- Natural disasters
- Flash crashes
- Global Financial Crisis
- Longest bull market ever
- Greek debt crisis
- Brexit vote
- COVID-19 pandemic

More generally, contemporary art has also weathered longer-lasting market environments. For example, US stocks experienced 10 corrections, four bear markets, and four bull markets from 1995 - 2022.

Here's how contemporary art performed during that stretch, when compared to four other asset classes...

Contemporary Art vs. Other Asset Classes: 1995 to 2022


15.0%
10.0%
5.0%
0.0%
12.6%
9.0%
5.9%
4.9%
4.5%
Post-War & Contemporary Art
S&P 500 Total Return
Gold
US Corp Bonds
Real Estate

Source: MW Contemporary Art Index, S&P 500 Total Return Index, XAU Currency Gold Spot, ICE BofA US Corporate Index Total Return Index, S&P/Case-Shiller U.S. National Home Price Index

Note: For more information, see "IMPORTANT DISCLOSURES" at the end of the book.

And over that time frame, contemporary art's annualized price appreciation (12.6%) easily outpaced the S&P 500's (9%).

Not only that, its annualized price appreciation (12.6%) also outran that of other popular assets, such as gold (5.9%), US corporate bonds (4.9%), and real estate (4.5%).

Contemporary art outpaced the others by an average of 3.6% (stocks)... 6.7% (gold)... 7.7% (US corporate bonds)... and 8.1% (real estate)... PER YEAR from 1995 - 2022.

And if we look at cumulative appreciation over the full 27 years...

Contemporary art went up 25x. The S&P 500 went up 10x. Gold went up 5x. US corporate bonds went up 4x. And real estate went up 3x. (All multiples were rounded.)

In dollar terms, if we plug the annualized growth percentages from the chart above into a future value calculator, here's what a $10,000 investment in 1995 would have appreciated into in 2022...

- Contemporary art... $246,341
- S&P 500... $102,451
- Gold... $47,010
- US corporate bonds... $36,386
- Real estate... $32,810

(Note: Returns shown are for Informational purposes, only to illustrate a mathematical concept. They are hypothetical in nature, do not reflect actual investment results, and are not guarantees of future results.The above dollar amounts are based on a future value calculation, using the average annualized growth of each respective index over 27 years (prior chart). No fees or expenses are involved in any of the calculations. The inclusion of fees and expenses would impact these returns. It is not possible to invest directly in an index.)

That's a material difference for contemporary art, no matter which one of those four other asset classes we're talking about.

Art Investing Secret #6: Contemporary art has outpaced popular asset classes through multiple market environments over decades.

CHAPTER 7:

Contemporary Art Has Managed Volatility Better Than Many Other Asset Classes

A real asset like contemporary art has historically mitigated volatility and been able to hold its value better when the prices of stocks and other assets have dropped.

Throughout history, when stocks and other risk assets have been negatively impacted by inflation, interest rate hikes, and economic downturns, contemporary art has been less affected.

As illustrated in previous chapters, contemporary art has shown a tendency to be more resilient than stocks – and other assets – in recessions, bear markets, corrections, high-inflationary times, and other tough market environments.

This resiliency has allowed art to help mitigate the volatility of an overall portfolio, on a historical basis, relative to other major asset classes.

From 2008 - 2022, adding a 5% contemporary art allocation to a domestic 60/40 portfolio (60% stocks/40% bonds), reduced the overall portfolio's volatility 57% of the time on a rolling 10-year basis.

When compared to other "private" market asset classes...

Contemporary art's volatility has declined over the last 15-plus years...



Volatility has declined over time...
... with art exhibiting the steepest decline among private market asset classes.
Rolling 10 year volatility
100
75
50
25
0
Private Equity
Venture Capital
Contemporary Art
2006 2008 2010 2012 2014 2016 2018 2020 2022
Volatility for select time periods
Venture Capital
Private Equity
Contemporary Art
55
34
34
27
26
22
24
24
13
Since 1996
Last 20 years
Last 10 years

Source: Bloomberg, Masterworks. Venture Capital refers to the Refinitiv Venture Capital Index. Private Equity refers to the Refinitiv Private Equity Index. Art refers to the Masterworks Contemporary Art Index. Performance calculated from 12/31/1996 to 12/31/2022.
Note. Past performance is not indicative of future results.

Note: For more information, see "IMPORTANT DISCLOSURES" at the end of the book.

As shown above, when compared to other private markets with similar holding periods, like venture capital and private equity, it has demonstrated lower volatility, historically.

The chart below adds some more color...


Contemporary Art2 vs. Other Asset Classes: 1995 to 2022
Compound Annual Growth Rate
15.0%
10.0%
5.0%
0.0%
Contemporary Art
S&P 500 Total Return
US Corporate Bonds
Real Estate
Gold
0
2
4
6
8
10
12
Number of periods with Depreciation (2-Year Period4)

Note: For more information, see "IMPORTANT DISCLOSURES" at the end of the book.

As you can see above, when compared to stocks, bonds, real estate, and gold from 1995 -2022, contemporary art has the highest compound annual growth rate and the second-least amount of 2-year periods with price depreciation.

Again, more evidence of contemporary art's potentially attractive volatility profile, without the sacrifice of price appreciation.

There are a few main reasons why contemporary art has tended to exhibit lower volatility, over longer time periods, compared to private markets – like venture capital and private equity...

1) Its history goes back 350-plus years.
2) It's a real, tangible asset that has weathered many market storms over time.
3) It's been viewed as a long-term asset, with many of its sophisticated investors taking a long-term investment approach.
4) Its investors are largely wealthy individuals and institutions, who don't face selling pressure like the average investor. (Even if an investor wants to sell, it takes more than just hitting a button.)
5) The asset class has experienced consistent demand for decades and does not go through the typical ebbs and flows of investor sentiment like traditional markets.

Art Investing Secret #7: Contemporary art has demonstrated a history of mitigating volatility – more so, than many other public and private market asset classes.

CHAPTER 8:

Contemporary Art Has Had Consistently Low Correlations to Other Asset Classes

Asset correlation is a measure of how different investments move in relation to one another.

Professional investors are attracted to certain alternative asset classes because they are non-correlated to traditional assets.

The reason that financial pros want non-correlated assets in a portfolio is because they can manage portfolio volatility by enhancing portfolio diversification.

They hunt for assets that zig when other assets zag. So, when one asset goes down, another one will go up or stay flat.

When assets move in different directions, their movements can "offset" each other, which in turn has the potential to smooth out the overall volatility of a portfolio.

One way to evaluate correlations between multiple asset classes is to look at a "correlation matrix."

A correlation matrix is a table that shows how similarly or dissimilarly different assets move in relation to each other. Each value in a correlation matrix measures the similarity/difference in movements for two assets at a time.

A correlation of 1.0 indicates perfect correlation. These assets move in lockstep with each other. A correlation of zero indicates that the assets are not correlated. In other words, their movements do not appear to exhibit a recognizable pattern - sometimes they move together, sometimes they move in opposite directions, and everything in between. Finally, a negative correlation indicates that the assets move in opposite directions.

Here's a correlation matrix that shows 16 different asset classes, including art...

Art has low correlation to most major asset classes, making it a unique portfolio diversifier

	1	2	3	4	5	6	7	8	9	10	11	12	13	14	15	16
1 US Large Cap	1.0	0.9	0.9	-0.2	-0.1	0.0	0.6	0.6	0.7	0.8	0.7	0.3	0.4	0.7	0.8	0.0
2 US Small Cap	0.9	1.0	0.8	-0.2	-0.2	0.0	0.6	0.6	0.7	0.8	0.7	0.3	0.4	0.7	0.8	0.1
3 International Equity	0.9	0.8	1.0	-0.1	-0.1	0.1	0.6	0.6	0.7	0.9	0.6	0.4	0.5	0.7	0.8	0.0
4 US Aggregate	-0.2	-0.2	-0.1	1.0	0.9	0.8	0.3	0.3	0.1	-0.1	0.1	-0.2	0.3	-0.2	0.0	0.0
5 Global Aggregate Ex-US	-0.1	-0.2	-0.1	0.9	1.0	0.7	0.2	0.3	0.0	-0.1	0.1	-0.3	0.2	-0.2	0.1	-0.1
6 Munis	0.0	0.0	0.1	0.8	0.7	1.0	0.4	0.5	0.3	0.1	0.3	0.1	0.6	0.0	0.2	-0.1
7 EMD	0.6	0.6	0.6	0.3	0.2	0.4	1.0	1.0	0.7	0.7	0.5	0.2	0.5	0.6	0.6	0.0
8 Local EMD	0.6	0.6	0.6	0.3	0.3	0.5	1.0	1.0	0.7	0.7	0.6	0.2	0.6	0.6	0.6	0.0
9 US HY	0.7	0.7	0.7	0.1	0.0	0.3	0.7	0.7	1.0	0.7	0.7	0.4	0.7	0.6	0.6	-0.1
10 EM Equity	0.8	0.8	0.9	-0.1	-0.1	0.1	0.7	0.7	0.7	1.0	0.5	0.4	0.4	0.8	0.7	0.0
11 Global REITs	0.7	0.7	0.6	0.1	0.1	0.3	0.5	0.6	0.7	0.5	1.0	0.3	0.6	0.5	0.5	0.1
12 Commodities	0.3	0.3	0.4	-0.2	-0.3	-0.1	0.2	0.2	0.4	0.4	0.3	1.0	0.2	0.4	0.1	0.1
13 US Muni HY	0.4	0.4	0.5	0.3	0.2	0.6	0.5	0.6	0.7	0.4	0.6	0.2	1.0	0.4	0.4	0.0
14 Hedge Funds	0.7	0.7	0.7	-0.2	-0.2	0.0	0.6	0.6	0.6	0.8	0.5	0.4	0.4	1.0	0.7	0.2
15 Private Equity	0.8	0.8	0.8	0.0	0.1	0.2	0.6	0.6	0.6	0.7	0.5	0.1	0.4	0.7	1.0	0.0
16 Art	0.0	0.1	0.0	0.0	-0.1	-0.1	0.0	0.0	-0.1	0.0	0.1	0.1	0.0	0.2	0.0	1.0

Positive correlation

Zero correlation

Negative correlation

Source: Bloomberg, Masterworks. Correlations calculated from 12/31/1997 to 12/31/2022 based on US Large (S&P 500 Total Return), US Small (Russell 2000 Total Return), Int'l Equity (MSCI EAFE Total Return), US Agg. (Bloomberg US Aggregate Total Return), Glbl Agg. ex-US (Bloomberg Global Aggregate ex-US Total Return), Munis (Bloomberg Municipal Index Total Return), EMD (JPM EMBI Global Total Return), Local EMD (JPM GBI EM Global Total Return), US HY (Bloomberg US HY Total Return), EM Equity (MSCI EM [illegible]), Global REITs (FTSE NAREIT Composite Total Return), Commodities ([illegible] Total Return), HY Muni (Bloomberg Muni HY [illegible]), Hedge Funds ([illegible] Hedge Funds), Private Equity (Refinitiv Private Equity), and Art (Masterworks Post-War and Contemporary Art Index).
Note: For illustrative purposes only. Comparison of assets that trade real time compared to assets that trade episodically like art may have limitations. Past performance is not indicative of future results.

Note: For more information, see "IMPORTANT DISCLOSURES" at the end of the book.

The correlations are calculated over a full quarter-century from 1998 - 2022. So, it's a solid data set with different types of markets in the mix.

Now, there are a lot of numbers on this grid. But don't get hung up on those. Just zero in on the shading to make it easier.

As per the legend listed on the right side of the table...

- Darker Gray = Positive Correlation
- Lighter Gray = Zero Correlation
- Lightest Gray = Negative Correlation

If you start from the top and scan by row, you'll notice every single row has dark gray-shaded boxes – or positively-correlated other assets – in it.

That is, until you get to row #16 – which is "Art." (Art is short for contemporary art, in this case.)

That's right, contemporary art has approximately zero correlation to ALL of the other 15 asset classes in the correlation matrix.

In fact, contemporary art's highest correlation is 0.2 to hedge funds, which is still a very low correlation in the grand scheme of things.

And compared to stocks and bonds, of which most investors have plenty of in their portfolios, contemporary art shows essentially no correlation...

- 0.0 to US Large Cap
- 0.1 to US Small Cap
- 0.0 to International Equity
- 0.0 to US Aggregate (Bond)
- -0.1 to Global Aggregate ex-US (Bond)
- -0.1 to Munis (Bond)

None of the other 15 assets, which run the gamut of traditional to alternative asset classes, can make these claims. And none have anywhere close to the *consistently* low correlations of contemporary art.

Contemporary art has one the most unique correlation profiles of any asset class.

That's extraordinarily unique because other asset classes typically have lower correlations to some assets, but higher correlations to other asset classes.

Art Investing Secret #8: Contemporary art's correlation to major asset classes is consistently near-zero, as it tends to move to the beat of its own drum.

CHAPTER 9:

Contemporary Art Has Had a High Sharpe Ratio, Historically

Nobel Prize winner William F. Sharpe, an American economist, created the Sharpe ratio in 1966 as a by-product of his work on the Capital Asset Pricing Model (CAPM).

By definition, the Sharpe ratio measures the performance of an investment compared to a risk-free asset (typically, Treasury bills), after adjusting for its risk.

$$S_a = \frac{E\left[R_a - R_b\right]}{\sigma_a}$$

Sa	=	Sharpe ratio
E	=	Expected value
Ra	=	Asset return
Rb	=	Risk free return
σa	=	Standard deviation of the asset excess return

Don't get bogged down by the formula...

The Sharpe ratio is simply a way to measure risk-adjusted return. (The higher the ratio, the better.)

It represents the additional amount of return that an investor receives per unit of increase in risk.

And therefore, the ratio helps investors analyze the returns they receive from an investment relative to its level of risk. It's often used by investors to compare the risk-adjusted returns of different assets or portfolios.

Contemporary art has had a high Sharpe ratio when compared to most asset classes.

Here's a chart showing the Sharpe ratio of a dozen assets classes from 2002 - 2022...

Contemporary art exhibits a significant dispersion in Sharpe ratios across artist markets, potentially creating the opportunity for alpha generation in the asset class.


0.91
0.57
0.48
0.47
0.47
0.44
0.43
0.38
0.29
0.28
0.25
0.17
Private Equity
Real Estate
Impressionist Art
Contemporary Art
Hedge Funds
S&P 500
Venture Capital
Russell 2000
MSCI EAFE
MSCI EM
MSCI World
US REITs

Source: Bloomberg, Masterworks. Contemporary Art based on the total amount of recorded resales for each individual artist from 12/31/2001 to 12/31/2022.
Note: Past performance is not indicative of future results. Represents half-year 2021 data for the individual artists to pair with the most recent data available for Preqin Private Equity, Real Estate, and Venture Capital. Based on Private Equity (Preqin Private Equity), Contemporary Art (Masterworks Post-War and Contemporary Art), S&P 500 (S&P 500 Total Return), Real Estate (Preqin Real Estate), Hedge Funds (HFRI Fund of Funds), Russell 2000 (Russell 2000 Total Return), Venture Capital (Preqin Venture Capital), MSCI EM (MSCI EM GR USD), Impressionist Art (Masterworks Impressionist Art), MSCI EAFE (MSCI EAFE Total Return), US REITs (Dow Jones US Real Estate), and Commodities (S&P GSCI Total Return). Risk-free rate assumed to be 0%.

Note: For more information, see "IMPORTANT DISCLOSURES" at the end of the book.

As you can see, contemporary art has had one of the highest Sharpe ratios.

Its Sharpe ratio has been greater than eight of the other 11 asset classes.

Of particular importance, contemporary art has had a higher Sharpe ratio than all assets – in the chart – that trade in the public markets:

- S&P 500 (domestic large cap stocks)
- Russell 2000 (domestic small cap stocks)
- MSCI EAFE (foreign developed stocks)
- MSCI EM (emerging market stocks)
- MSCI World (global stocks)
- US REITs (domestic REITs)

And that means, contemporary art has had the potential to improve the risk-return profile of a standard 60/40 portfolio, whether the "60" is domestic stocks, foreign stocks, or both.

For further proof...



Adding a 5% contemporary art allocation has frequently improved a domestic 60/40 portfolio's performance
Without Art
BBg US Agg. 40%
S&P 500 60%
With Art
BBg US Agg. 40%
Art 5%
S&P 500 55%
Portfolio with Art has had a higher Sharpe Ratio in 90% of 10 year periods
44%
57%
68%
90%
5 Year
10 Year
5 Year
10 Year
Freq. of Lower Volatility
Freq. of Higher Sharpe

Source: Bloomberg, Masterworks. Data from 12/31/2007 to 12/31/2022 based on S&P 500 Total Return, Bloomberg US Aggregate Total Return, and Masterworks Contemporary Art Index. No fees or expenses were included in these calculations.

Note: For more information, see "IMPORTANT DISCLOSURES" at the end of the book.

Note: Results shown are for Informational purposes only to illustrate a mathematical concept. They are hypothetical in nature, do not reflect actual investment results and are not guarantees of future results. It is not possible to invest directly in an index.

From 2008 - 2022, adding a 5% contemporary art allocation to a domestic 60/40 portfolio, increased the portfolio's Sharpe ratio in 90% of rolling 10-year periods.

Art Investing Secret #9: Contemporary art has had a relatively high Sharpe Ratio, making it a potentially attractive addition to many different types of portfolios.

PART 2:

Art’s Other Use Cases and Applications

CHAPTER 10:

Fine Art is a Passion Investment

Do you get excited looking at 100 shares of McDonald's, Microsoft, or Walmart stock in your brokerage account?

Probably not.

Now, if they were up 25%, 50%, or 100%, you might be excited.

But in reality, the average investor earns a meager 2.9% per year.

So, in all likelihood, there's little excitement – or attachment – to stock holdings. And that includes looking at it from a return perspective.

Compared to traditional investments, like stocks and bonds, certain luxury assets allow you to enjoy them while owning them.

The breadth of passion investment is ever-growing with a range of luxury collectables.

However, how we consume each of our passions is unique to their category...

For fine wines and limited-edition whisky, we may wait for a special occasion to open and drink it.

For handbags and watches, we might wait to wear it to a special occasion.

For collector cars, we may wait to drive it to an important event.

All these assets, although linked to the investor's hobbies and personal interests, cannot be freely enjoyed without depreciating in value.

That is, except for art.

And to enjoy art, all you have to do is look at it.

As a result, art is one of the only passion investments that can appreciate in value as it "appreciates" in your home.

This is what is referred to as "passion investing."

Passion investing is investing in non-traditional assets that allows an investor to enjoy the ownership of the asset while holding it in their portfolio.

Passion investing can also refer to a lens used to choose investments.

For example, investors who are passionate about social justice and the environment may choose to only invest in ESG (i.e. environment, social, and governance) strategies.

Passion investing, as a lens, adjusts the main goal of a portfolio away from pure financial returns and towards industries or products that the individual investor cares about.

Investors who follow their passions value more than just potential market returns. They are interested in having their investment portfolio reflect their passions and interests.

In a survey from the Art Basel & UBS Report "The Art Market 2022," art collectors were asked how they viewed themselves with regard to their current collecting behaviors and motivations across a range of five choices.

Here are the results...

- 37% of the sample identified themselves as a 'researcher' when it came to collecting, engaging in significant amounts of research on artists before acquiring their work, including studying their background, gallery representation, and other aspects of their careers;
- 24% felt they were 'connoisseurs' that were dedicated to actively looking for the very best artworks by the best, top-tier artists;
- 21% 'bought on impulse', making quick purchasing decisions, based mostly on the specific artworks they came across or were shown;
- 11% described themselves as 'investors' actively looking for works of art that would appreciate in value and generate financial returns; and
- 7% were 'patrons', who mostly collected to support groups of artists (for example, artists within a local art scene or specific demographic).

Only 11% described themselves as "investors."

The other four behaviors and motivations, which account for a total of 89% of the selections, can be attributed to passion investing.

The report also breaks down it down by generation, as stated:

The tendency to take risks and buy more spontaneously was connected to some degree with the age of the collector, with a higher share of impulse buyers among Gen Z and millennial collectors than their older peers.

It was notable that Boomers were by far the most likely to see themselves as investment-driven collectors (21% versus just 5% of those in the Gen Z cohort and 11% of millennials).

In all markets, the researcher profile accounted for the largest share.

(To view the 279-page Art Basel & UBS Report: "The Art Market 2022," go here: https://www.artbasel.com/stories/the-art-basel-and-ubs-global-art-market-report-2022?lang=en, © 2022 Art Basel | UBS.)

And because art is a passion-style investment for a large share of its investors, it's typically not at the top of the sell list when times get tough.

So, the passion that's attached to art investing helps the asset in a number of ways...

It could potentially manage the asset's volatility. It could potentially add to its defensiveness. It could potentially also result in rising prices, while demand is strong. (Many owners are not eager to part with their artwork. So, it often takes a higher price to spark their willingness to sell.) And it helps with correlation in an overall portfolio.

Art Investing Secret #10: Fine art has the potential to be a passion investment, which can benefit the overall asset class in numerous ways.

CHAPTER 11:

Fine Art is a Tangible Investment

A tangible investment is something physical that you can touch and that potentially has natural value.

Popular tangible investments include:

- Real estate
- Land
- Precious metals
- Rare gems
- Fine watches
- Fine art
- Fine wine
- Collector cars
- Sports memorabilia
- Antiques

The clearest example of a tangible investment is probably gold.

You might have heard a gold bug say something along these lines:

> *I like gold because it's tangible. I can touch it and hold it. When you have a few coins in your hand, you can feel the weight of your wealth.*

It's very different from seeing your wealth on a computer screen, which doesn't provide the same safe feeling.

And that's a stark difference between tangible investments and conventional financial investments, such as stocks, bonds, ETFs, mutual funds, closed-end funds, etc., which cannot be touched, felt, or held. (If you're thinking, what about stock certificates? They've long been a thing of the past due to advances in technology.)

Often, investors have more of a security blanket feeling with tangible investments.

Tangible investments tend to have low positive correlation with stocks and bonds. Sometimes, specific tangible investments have no – or even inverse – correlations to traditional assets.

And this is what gives tangible assets the potential to be good portfolio diversifiers.

Their prices tend to move independently from the prices, trends, and noise of standard financial markets.

As shown in previous chapters, contemporary art has historically been an attractive diversifier because it has near-zero correlations to various asset classes.

Take another look at this correlation matrix from a prior chapter...

Art has low correlation to most major asset classes, making it a unique portfolio diversifier

		1	2	3	4	5	6	7	8	9	10	11	12	13	14	15	16
1	US Large Cap	1.0	0.9	0.9	-0.2	-0.1	0.0	0.6	0.6	0.7	0.8	0.7	0.3	0.4	0.7	0.8	0.0
2	US Small Cap	0.9	1.0	0.8	0.2	0.2	0.0	0.6	0.6	0.7	0.8	0.7	0.3	0.4	0.7	0.8	0.1
3	International Equity	0.9	0.8	1.0	0.1	0.1	0.1	0.6	0.6	0.7	0.9	0.6	0.4	0.5	0.7	0.8	0.0
4	US Aggregate	-0.2	-0.2	-0.1	1.0	0.9	0.8	0.3	0.3	0.1	-0.1	0.1	-0.2	0.3	-0.2	0.0	0.0
5	Global Aggregate Ex-US	-0.1	-0.2	-0.1	0.9	1.0	0.7	0.2	0.3	0.0	-0.1	0.1	-0.3	0.2	-0.2	0.1	-0.1
6	Munis	0.0	0.0	0.1	0.6	0.7	1.0	0.4	0.5	0.3	0.1	0.3	-0.1	0.6	0.0	0.2	-0.1
7	EMD	0.6	0.6	0.6	0.3	0.2	0.4	1.0	1.0	0.7	0.7	0.5	0.2	0.5	0.6	0.6	0.0
8	Local EMD	0.6	0.6	0.6	0.3	0.3	0.5	1.0	1.0	0.7	0.7	0.6	0.2	0.6	0.6	0.6	0.0
9	US HY	0.7	0.7	0.7	0.1	0.0	0.3	0.7	0.7	1.0	0.7	0.7	0.4	0.7	0.6	0.6	-0.1
10	EM Equity	0.8	0.8	0.9	-0.1	-0.1	0.1	0.7	0.7	0.7	1.0	0.5	0.4	0.4	0.8	0.7	0.0
11	Global REITs	0.7	0.7	0.6	0.1	0.1	0.3	0.5	0.6	0.7	0.5	1.0	0.3	0.6	0.5	0.5	0.1
12	Commodities	0.3	0.3	0.4	-0.2	-0.3	-0.1	0.2	0.2	0.4	0.4	0.3	1.0	0.2	0.4	0.1	0.1
13	US Muni HY	0.4	0.4	0.5	0.3	0.2	0.6	0.5	0.6	0.7	0.4	0.6	0.2	1.0	0.4	0.4	0.0
14	Hedge Funds	0.7	0.7	0.7	-0.2	-0.2	0.0	0.6	0.6	0.6	0.8	0.5	0.4	0.4	1.0	0.7	0.2
15	Private Equity	0.8	0.8	0.8	0.0	0.1	0.2	0.6	0.6	0.6	0.7	0.5	0.1	0.4	0.7	1.0	0.0
16	Art	0.0	0.1	0.0	0.0	-0.1	-0.1	0.0	0.0	-0.1	0.0	0.1	0.1	0.0	0.2	0.0	1.0

Positive correlation

Zero correlation

Negative correlation

Source: Bloomberg, Masterworks. Correlations calculated from 12/31/1997 to 12/31/2022 based on US Large (S&P 500 Total Return), US Small (Russell 2000 Total Return), Intl Equity (MSCI EAFE Total Return), US Agg. (Bloomberg US Aggregate Total Return), Glbl Agg. xUS (Bloomberg Global Aggregate ex-US Total Return), Munis (Bloomberg Municipal Index Total Return), EMD (JPM EMBI Global Total Return), Local EMD (JPM GBI EM Global Total Return), US HY (Bloomberg US HY Total Return), EM Equity (MSCI EM GR USD), Global REITs (FTSE NAREIT Composite Total Return), Commodities (S&P GSCI Total Return), HY Muni (Bloomberg Muni HY 2% Issuer Cap), Hedge Funds (HFRIFOFD Global Hedge Funds), Private Equity (Refinitiv Private Equity), and Art (Masterworks Post-War and Contemporary Art Index).
Note: For illustrative purposes only. Comparison of assets that trade real time compared to assets that trade episodically like art may have limitations. Past performance is not indicative of future results.

Note: For more information, see "IMPORTANT DISCLOSURES" at the end of the book.

Focus on lines 12 and 16.

"Commodities" and "Art" are the two asset classes in the matrix that can be classified as tangible investments.

Notice, they are two of the least correlated assets in the entire table.

Commodities highest correlation is 0.4. Art's highest correlation is 0.2.

And versus the other 15 asset classes, commodities have an average correlation of very low 0.18 and art has an average correlation of an even lower 0.01.

One chief difference with art compared to other tangible investments, like real estate, is its mobility and global portability. Art can be moved and sold anywhere in the world in virtually any currency.

Art Investing Secret #11: Fine art has been a unique tangible investment with attractive diversification qualities, historically.

CHAPTER 12:

Fine Art is a Veblen Good

The law of demand states that the quantity purchased varies inversely with price.

Namely, the higher the price, the lower the quantity demanded.

It's a fundamental principle of economics.

However, there is an exception to this rule.

It's called the "Veblen effect."

Named after Thorstein Bunde Veblen (a Norwegian-American economist and critic of capitalism), the Veblen effect is described as...

> *Abnormal market behavior where consumers purchase the higher-priced goods whereas similar low-priced (but not identical) substitutes are available. It is caused either by the belief that higher price means higher quality, or by the desire for conspicuous consumption (to be seen as buying an expensive and prestigious item).*

[The Veblen effect is similar to other conceptual irregularities in microeconomics. Take the "snob effect," which occurs when consumers desire luxury items based on their exclusivity. Or the "bandwagon

effect," which occurs when consumers purchase a product because it appears popular.]

And thus, Veblen goods are high-quality, luxury items that see demand *increase* as their prices *increase*.

Again, Veblen goods contradict the basic law of demand in classical economic theory, which states that price changes have an inverse relationship with demand changes. This means that as the price of a normal good increases, the demand will fall as fewer people will be willing to pay for it. And vice versa.

The standard demand curve has a downward-curving price line...


Normal Goods
Price
40
30
20
10
0
Price increases
Quantity of demand decreases
Demand Curve
10
20
30
40
Quantity of Demand

While a Veblen good, instead, has an upward-sloping demand curve...


Veblen Goods
Price
40
30
20
10
0
10
20
30
40
Demand
Curve
Price
increases
Quantity
of demand
increases
Quantity of Demand

Veblen goods increase in value because of:

- Perception of quality: In Veblen's analysis of conspicuous consumption he noted that for certain luxury goods and services, a higher price is often associated with the perception of higher quality. Therefore, a price increase implied evidence of the producer improving quality.
- Status symbols: Veblen goods are often sought after because of the image they represent in society. For example, driving a rare sports car is not only exciting because of the look or features of the car, but also because everyone on the road knows you can afford one. It, therefore, displays one's wealth and social status.

Veblen goods include fine art, designer clothes, rare wines, expensive cars, and other trophy assets.

Fine art is a prime example of a Veblen good.

Owning fine art is seen as something of prestige. Being able to hang pieces of work worth millions of dollars on your walls, means you can display a certain level of wealth and sophistication.

The exclusivity of owning a one-of-a-kind artwork is a large part of what makes fine art pieces extremely expensive.

Art Investing Secret #12: Fine art is a Veblen good, which means as its demand increases, its price tends to increase. This is the opposite of what occurs with a traditional good.

PART 3:

Inside the Art Market

CHAPTER 13:

An Artist's Career Stage and Collector Perception are Critical Components

When buying a work of art for investment, one of the most important factors to consider is what stage of their career the artists are in.

You may have heard people say that artists are only recognized after they're dead.

That's not a universal rule. But it's true that an artist's works can rise in value after their death.

In fact, it's not just whether an artist is dead or alive... But an artist's value can change dramatically over the course of their lives and beyond. In general, an artist's career is divided into four stages:

1) **Emerging**

   An "emerging" artist is someone who is in the early stage of his/her career.

   They may have just caught the eye of an art critic or a gallery. But they have not yet established a solid reputation yet.

These artists will typically be on the more affordable side, given that their markets are not established. So, the pricing is set off what someone is willing to pay.

New artists in the market has seen an upward trend in recent times. For example, auction sales by young artists (under age 45) raised $28.9 million in 2022 season's evening sales, above the estimate of $28.3 million. 2021 was another year of strong sales for emerging artists.

2) Mid career

A "mid career" artist is one with a significant number of solo exhibitions at some significant galleries and museums. These artists will usually have their work priced higher than emerging artists.

Mid career artists have seen considerable attention at auction previously in art sales. But not to the extent of well established artists and brands.

3) Late stage

A "late stage" artist – also known as a "blue chip" artist – has an extensive body of work and has reached a level of achievement of making a notable and recognized contribution to the art world.

The pricing on a blue chip artwork can be very expensive. This is because these works' value has been decided through consistent years of sales and confirmed at auction.

4) **Deceased**

A "deceased" artist may be institutionally recognized and has had extensive research and data behind their work.

Also due to the increased scarcity of their work, since they are not producing any more pieces of art, pricing tends to be higher than during an artist's life. (There are exceptions, though. Sometimes, artists who had a particularly prolific career can see their works' prices taper off.)

Another important factor to consider is an artist's **cultural significance and cache**.

Commonly, this can be determined through institutional support and general recognition.

In terms of institutional support...

If well-known and reputable institutions find it important to preserve and keep someone's art in the public sector, then this artist is considered a member of importance to the movement and period of which they are a part of.

It isn't always inherent that institutional support means high value, however.

Sometimes, artists and artworks that fall under this category are raised to a different pillar of art where valuation cannot be precisely established.

An example of this is Kehinde Wiley, a very influential contemporary artist who did Obama's presidential portrait. He has extensive museum backing but not the strongest numbers at public auction.

In the contemporary art sector, representation and showcasing in museums and galleries has proven to be particularly important to its success in the market.

In terms of general recognition...

Recognition amongst the general public is often a matter of whether the artist has a commercialized aspect of their artwork.

As in... Does the artist make news headlines? Or does the artist have an instantly recognizable brand?

This kind of public reception can translate from the hypebeast to the avid collector, to the historian, and to the common person.

Mass market acceptance can have a strong positive impact on an artist's performance at auction.

Art Investing Secret #13: Two important factors when selecting artists are: 1) Their career stage and 2) How institutions and individual collectors perceive and recognize them.

CHAPTER 14:

Don't Be Afraid to Think Outside the Box in Terms of an Artist's Age, Gender, Race, Ethnicity, and Nationality

"White." "Male." "Old." "Deceased." "American" or "European."

These characteristics and traits have been top of mind for prestigious art collectors for centuries.

Major North American institutions (mainly, museums and public collections) within the art world – for the better part of the 20th century and predating that – have been pointedly focused on collecting paintings from artists that were predominantly white, male, old or deceased, and American/European.

But in the last few decades, and in conjunction with a macro shift in equality across various realms, institutions have gained more awareness on how close-minded this view was that once ruled the art market.

Subsequently, they've become more comfortable shifting away from their prior tendencies.

Today especially, large collectors are much more open to diversifying their collections by an artist's age, gender, race, ethnicity, and nationality.

There is more demand for collectors to right-side or balance their permanent collections to be more inclusive. This continues to be a material tailwind for collector attention.

And that diversification is showing up through a significant acceleration in collector demand for works of younger... female... minority... ethnic... and foreign... artists.

The secular tailwind behind the institutional appetite to expand permanent collections in a more diverse way is spreading throughout the art market to an array of different collectors.

Here's a list of the top 10 art world Instagram accounts from Christie's in 2022:

1) Cai Guo-Qiang – @caistudio
2) Banksy – @banksy
3) Daniel Arsham – @danielarsham
4) Simone Leigh – @simoneyvetteleigh
5) Ewa Juszkiewicz – @ewa_juszkiewicz
6) Beeple – @beeple_crap
7) Stik – @stik
8) Jeff Koons – @jeffkoons
9) Jenny Holzer – @jennyholzerstudio
10) Takashi Murakami – @takashipom

(Instagram users are set to surpass 2.5 billion monthly active users by the end of 2023.)

For the contingent of Instagram users that are following artists, this list is proof of how the market has changed.

For instance…

- Cai Guo-Qiang (#1) is a **Chinese** painter.
- Banksy (#2) is a pseudonymous **England-based** street artist, described as "white, **28**, scruffy casual jeans, T-shirt, a silver tooth, silver chain, and silver earring."
- Simone Leigh (#4) is **black female** artist who works in various media.
- Ewa Juszkiewicz (#5) is a **Polish** painter who lives and works in Warsaw.
- Stik (#7) is a **British** graffiti artist, known for his large stick figures, **based in London**.
- Jenny Holzer (#9) is a neo-conceptual **female** artist, who often emphasizes feminism and sexism in her work.
- Takashi Murakami (#10) is a **Japanese** contemporary artist, who has been dubbed the "Japanese Andy Warhol."

As you can see, seven of the top 10 artists (70%) – on Christie's list of the top 10 art world Instagram accounts – do not possess the combination of white, male, old/deceased, and American/European that has ruled the art market of the past.

The market, as a whole, has become much more comfortable defining artists that don't fit into the centuries-old definition of an important painter.

And as evidenced by this list, there's been a growing attraction to artists who are younger… female… minority… ethnic… and foreign.

So, as an investor, it would be smart to not automatically discount artists based on age, gender, race, ethnicity, and nationality.

In fact, it might be clever to look in these areas for artists that can diversify your future collection in multiple ways.

Take a look at this bar chart on how artist Sharpe ratios can differ meaningfully...


Contemporary art exhibits a significant dispersion in Sharpe ratios across artist markets, potentially creating the opportunity for alpha generation in the asset class.
Yoshitomo Nara
1.81
Helen Frankenthaler
1.65
Jean-Michel Basquiat
1.56
Banksy
1.41
Yayoi Kusama
1.33
Contemporary Art
0.47
Robert Motherwell
0.3
Raymond Pettibon
0.19
Andreas Gursky
0.03
Damien Hirst
(0.18)
Jean-Baptiste-Camille Corot
(0.3)
Source: Masterworks. Data based on the total amount of recorded resales for each individual artist from 12/31/2001 to 12/31/2022.

Note: For more information, see "IMPORTANT DISCLOSURES" at the end of the book.

[Note: Individual artists were selected to showcase wide-ranging Sharpe ratio dispersion in the contemporary art market. Each artist listed has at least 14 recorded resales from 12/31/01 to 12/31/22.]

In a previous chapter, we showed how contemporary art has a high Sharpe ratio compared to many other asset classes. (Remember, the Sharpe ratio is simply a way to measure risk-adjusted return. The higher it is, the better.)

As you can see above, Sharpe ratios can vary widely at the individual artist level.

If you look above the dark-gray bar (representing contemporary art overall), there are five artists – in this particular example – with higher Sharpe ratios than the average.

- Yoshitomo Nara is a **Japanese** artist who lives and works in a prefecture of Japan.
- Jean-Michel Basquiat was an American artist of **Haitian and Puerto Rican descent**. He **rose to fame in his 20s**, for his neo-expressionism and graffiti street art, before passing away at 27.
- The late Helen Frankenthaler was an American **female** artist known for her abstract expressionist paintings.
- Banksy, as previously mentioned, is a pseudonymous **England-based** street artist, described as "white, **28**, scruffy casual jeans, T-shirt, a silver tooth, silver chain, and silver earring."
- Yayoi Kusama is a **Japanese** contemporary artist, acknowledged as the world's top-selling **female** artist.

Again, not only do many of the most-followed artists have diverse racial, ethnic, socioeconomic, and cultural backgrounds... But the same can also be said for some of the most successful artists from an investment perspective.

Progress is certainly being made in terms of artist diversity.

And as an investor, it can be an opportune time to look at artists from a diversity perspective.

Art Investing Secret #14: Younger... female... minority... ethnic... and foreign artists have gained popularity, traction, and backing in recent years. We believe there are select alpha opportunities among them.

CHAPTER 15:

Keep Your Eyes on the "Tastemakers"

In the 1960s, President John F. Kennedy and Wall Street titan David Rockefeller led movements to support artists and encourage collectors to invest in the community.

As a result, more businesses started corporate art collections and sponsored large-scale museum exhibitions, making the arts more accessible to the public.

And over the years, celebrities have become powerful influencers in the art world...

- After Barack and Michelle Obama's official presidential portraits were unveiled in 2018, the painters – Kehinde Wiley and Amy Sherald – saw a meaningful uptick in their market recognition.
- In 2021, Tiffany & Co. released an ad campaign featuring Beyonce and Jay-Z with a third star, a little-known Tiffany blue Jean-Michel Basquiat. This campaign put the spotlight on Basquiat and his artwork, and matched him to the luxury and notoriety of an esteemed brand like Tiffany & Co. and the

musical artistry of Beyonce and Jay-Z. The neo-expressionist painter became the second highest-grossing artist at auction that year.

- Sotheby's has been reaping the benefits of the celebrity effect through its "Contemporary Curated" series, which has largely seen increasing sales, since 2013. For this series, the auction house brings on a celebrity to guest curate the sale. Previous guests included media mogul Oprah Winfrey, DJ Steve Aoki, British actor Robert Pattinson, designer Kim Jones, and producer Ryan Murphy.

A celebrity endorsement carries weight, whether they're an actual customer of an artist or they're acting as a celebrity curator.

While popular celebrities contribute to the art market in purposeful ways, there's a whole other caliber of collector...

These collectors are often referred to as "tastemakers."

They are more mechanically important to the market, in terms of developing news tastes around new artists. And they can move the needle for value and pricing in a big way.

The tastemakers aren't movie stars, famous singers, pro athletes, and other celebrities with household names.

They are more storied and very influential, collecting families and individuals who are multi-generational and extremely affluent.

Families, such as:

- Rockefellers
- Rothschilds
- The Royal Family

- Waltons
- Hermès

And individual billionaires in supreme power positions, namely founders, CEOs, and elite money managers

Billionaires, like:

- Bernard Arnault
- Jeff Bezos
- Bill Gates
- Marc Andreessen
- Steve Cohen
- Ken Griffin
- Dan Loeb
- Larry Fink
- Charles Schwab
- Jeffrey Gundlach
- Steve Tisch
- Stephen Wynn
- Bruce Toll
- David Geffen
- James Dyson

(Several of the billionaires listed above are on the Bloomberg Billionaires Index, which includes the world's richest 500 people.)

These are some of the wealthiest families and individuals in the history of the world.

So, when these folks move money in the art market, it's multimillions, tens of millions, hundreds of millions, and even billions of dollars.

They act like merchant bankers for the art market.

And they're all well-respected and well-followed families and individuals in dominant financial positions.

So, there are a lot of eyeballs watching what they do.

For instance, a billionaire tastemaker could identify an artist early in their career... collect that artist's work in-depth... and then, bring supply back into the market at a later date.

When a gallery can market an emerging artist, being supported or being placed into an incredibly notable private collection, it can be very important to that particular artist's career, collection, provenance, and value.

Take the late Paul Allen's (Microsoft co-founder) collection. It spanned 500 years of art history and came to market in 2022.

The two-day sale went for a mammoth $1.6 billion and shattered a multitude of records.

Among those records, 18 works achieved individual artist record sales.

Had that collection been from a more pedestrian owner, it certainly wouldn't have broken records like Allen's did.

Adding a notable collector to the provenance (record of ownership) can have a significant effect on the value of an artwork, the value of a collection, and the future value of an artist.

Art Investing Secret #15: Pay attention to prominent collector and tastemaker effects in the art market, as they can significantly influence value and pricing.

PART 4:

Tips on Transacting in Art

CHAPTER 16:

How to Value Fine Art

Old school stock valuation methods don't work in the art market.

While a stock investor can look at standard valuation ratios, like price-to-sales, price-to-earnings, and price-to-cash flow, those metrics are irrelevant to an art investor.

That's because artwork doesn't produce revenues, earnings, or cash flows. (Now, it can in some cases. But generally, it doesn't.)

And as with any investable asset, investors need to be able to know its current value and try to peg its future value.

With valuing fine art, it's more like valuing real estate.

A simple way to think about it is it's similar to comparable sales analysis (known as "comp(s)" for short) of single-family residential real estate within a certain zip code.

When you get down to two – or a few – houses that are identical, in terms of square footage, bedrooms, bathrooms, acreage, age, amenities, etc., there will be some level of subjectivity as to which house is valued higher.

Here's an example of the sales comp approach with real estate, which you're likely familiar with:

- You are considering buying property X.
- You compare it with similar properties A, B, and C that recently sold nearby (using a website with a database, like Zillow).
- After adjusting for differences (amenities, upgrades, price per square foot, condition, quality, etc.) of the properties, you can attempt to determine an appropriate value for property X.

It would look something like this (but with more details and complexity):



COMPARATIVE
MARKET ANALYSIS
SUBJECT PROPERTY
123 Happy St.
Hollywood, FL
LIST
$2,370,000
Comparable 1
129 Happy St.
Hollywood, FL
SOLD
$2,269,440
Comparable 2
212 Joy Ave.
Hollywood, FL
SOLD
$2,373,200
Comparable 3
234 Joy Ave.
Hollywood, FL
SOLD
$2,410,000

And akin to real estate, fine art can be valued based on similar paintings that have sold historically.

Fine art has been traded at auction for over 250 years – with Sotheby's founded in 1744 and Christie's founded in 1766.

And during the late 1990s, firms – like Artnet – started publishing major auction house results in a searchable database.


Artnet Price Database
Search the world's most comprehensive record of art sales.
Over 16 million auction results, verified by specialists.

Thus, you can now see public comps on sold artworks. (Today, approximately half of the annual $60 billion in volume is traded at public auction.)

Here's an example of the sales comp approach with fine art:

- You are considering buying painting X.
- You compare it with similar paintings A, B, and C that recently sold at public auction previously (using a website with a database, like Artnet).
- Depending on when paintings A, B, and C sold and the "better/worse than" characteristics (year, condition, provenance, quality, etc.) of the paintings, you can attempt to determine an appropriate value for painting X.

Here's a valuation example for a George Condo painting:

George Condo "Staring into Space" - Public Comparables and Similar Sales

Artwork Detail						Sale Detail						
Image	Artist	Title	Year	Medium	Dimension	Sale Date	Sale Type	Sale House	Location	Low Estimate	High Estimate	Adjusted Price
COMPARABLE SALES												
	George Condo	Untitled	2013	Acrylic, charcoal and pastel on linen	78 x 78	02/26/21	Auction	Christie's	London	1,368,357	2,878,536	3,516,000
	George Condo	Multicolored Portrait	2014	Acrylic, charcoal and pastel on linen	50 1/2 x 42 1/2	5/25/21	Auction	Christie's	Hong Kong	1,545,840	2,861,120	2,898,000
	George Condo	Diagonal Portrait	2013	Acrylic, charcoal and pastel on linen	81 3/4 x 57 1/2	6/25/19	Auction	Christie's	London	1,804,000	2,538,087	2,538,000
Median										1,545,840	2,878,536	2,898,000
Average										1,819,066	2,223,441	2,978,667
SUBJECT ARTWORK												
	George Condo	Staring into Space	2014-15	Acrylic, charcoal, pastel on linen	52.5 x 43.5							2,900,000

Offered to investors in September 2020 for $1,760,000; sold by Masterworks for $2,900,000

Source: Masterworks

Diving deeper into artwork valuation...

When you're looking at a large number of works, particularly by the same artist, there are a lot of attributes that are objective in nature that are attributing factors to value before you reach the highly subjective factors.

The methodology can be split into objective and subjective analysis.

Objective factors of the work include:

- Medium (the materials used to create a piece of art, such as paint, clay, wood, fabric, etc.)
- Production method (the techniques used to create a piece of art, like drawing, painting, sculpture, photography, etc.)
- Size/dimensions
- Date of creation
- Color
- Physical condition

- Provenance (ownership history)
- Authenticity
- Exhibition history
- Comp sales

These are objective facts that everyone who looks at the work – or studies its history – would agree upon.

One critical objective factor is provenance.

The quality of provenance of an important work of art can make a considerable difference to its selling price in the market. This is affected by the degree of certainty of the provenance, the status of past owners as collectors, and the strength of evidence that an object has not been illegally excavated or exported from another country.

Provenance can come in a variety of forms and documentation. Sometimes, it could be a statement of authenticity from the artists or an expert. Other times, it can be traced through receipts, either from the artist themselves or a gallery.

Appraisals from a specialist of the artist or period are also a means of proving provenance, but it's important to note that an appraisal is not always concrete. Anything can be copied or falsified, so it's crucial to practice due diligence when researching your art.

In terms of subjective factors, the following often come into play:

- Oeuvre (an artist's total body of work and how pieces fit within it)
- Iconography (interpretation of the meaning of the work, often of cultural significance)

- Subject or theme (the message or idea an artist is trying to convey through their work)
- Artistic statement (piece of writing by an artist that helps the audience access or understand the work)
- Quality

Quality is a key subjective factor.

If an artwork is more developed, more intricate, shows more complexity, and is a more superior visual example of the artist's work, it will receive a higher relative valuation.

Ultimately, if two of the same pieces of art are the identical size, identical condition, and have all identical objective factors, it will ultimately come down to a subjective opinion of visual quality.

There are a lot of attributes that are objective in nature that are contributing factors to value, before you reach the highly subjective element of visual quality.

*** If you want to have a piece of art valued that is of consequential value, consider hiring a Uniform Standards of Professional Appraisal Practice (USPAP) compliant appraiser or appraisal firm. According to the Appraisal Foundation, "USPAP is the generally recognized ethical and performance standards for the appraisal profession in the United States." Preferably, it would be connected with a recognized and respected organization such as the the Appraisers Association of America (AAA), the American Society of Appraisers (ASA) or the International Society of Appraisers (ISA) to provide a fair market value valuation.

Art Investing Secret #16: When trying to value an artwork, keep the real estate comp sales analogy in mind. For more in-depth analysis, add general art market objective and subjective factors to the equation. And when in doubt, especially if it's a significant purchase or sale, consult a professional appraiser.

* Note: If you don't want to worry about attempting to value artwork yourself, the final chapter has you covered. In Chapter 21, we have a solution that does all the heavy lifting (viewable valuation data (like comp sales, etc.), more advanced analytics (like risk-adjusted return metrics, etc.), sourcing, much lower price entry points, and more) for you when it comes to valuing artwork.

CHAPTER 17:

What to Know Before You Buy Your First Piece of Art

[Note: If you're looking to buy $10,000 pieces of art, that's largely for decoration. There are lottery tickets from regional or local artists that could cash. But they're extremely rare.

Remember, in this book, we're mainly referring to fine art or blue chip art that is traded at public auctions – with sufficient volume – and has a global collector base. This is a true limited set of the winners and the crème de la crème of the art market.

You can think of these artists' playing ground as the "NFL" of the art market.]

It's a common practice to make a list before you shop at the grocery store.

By having a shopping list...

You won't forget things. You won't buy things that you already have at home. And you'll stay focused on finding what you need, which negates the tendency to buy extra things – racking up your bill, unnecessarily – on a whim.

Before you buy your first piece of art, you should also have a shopping list.

Here are some pointers on creating that list...

1) **Decide how much you want to spend, including miscellaneous costs**

   Setting a budget will help you decide what type of art to buy and how many items to buy.

   Chances are you won't be able to walk into a gallery and leave with an original Banksy. Instead, smaller pieces may be more practical if you're an emerging art collector.

   Mid-career artists may be more affordable on a budget. A mid-career artist would be someone who's received regional or national recognition and has a well-defined style. Think artists, such as Janaina Tschäpe, Kader Attia, and Liu Xiaodong.

   You should also be aware of the fees and commissions while buying art.

   Auction houses often charge what's known as a buyer's premium – a percentage of the hammer price (or the winning bid). Christie's and Sotheby's introduced the buyer's premium in 1975, originally charging 10%.

   Today, those premiums can be as high as 30%. Generally, they range between 15% and 25%. Some smaller auction houses may charge less than 15%.

   One way to circumvent the buyer's premium is to buy directly from the artist.

2) Set goals and have a master plan

Defining why you want to become an art collector and what you want to achieve will determine the type of collection you build.

You may prefer abstract art or figurative African art, for example.

You also need to consider things like:

- The amount you'd like to collect
- Installation and display
- Storage and preservation
- Insuring your art

3) Do your research on – and network in – the art market

As an emerging art collector, it's worth studying the various artists, mediums used, and styles prevalent in the art world.

It's worth making the time to study art history, as well.

Visit galleries. Follow artists on social media. Study auction catalogs and art collecting books. The more you know about the art market, the better-informed your investing decisions will be.

Interact with dealers, collectors, and curators. Spend time with a gallery owner to pick up insider tips and insights on promising new artists. Support a local artist or an up-and-coming international artist. Join an art club.

4) **Consider hiring an art adviser**

If you're really serious and have the finances, hiring an art adviser can make the process of acquiring art significantly easier.

Give them your budget, the type of work you're looking for, and other details, and they'll handle the rest.

Additionally, an art adviser tracks market trends and can introduce you to valuable connections.

The typical 3rd party art adviser charges around a 10% fee.

5) **Explore various avenues to buy artwork from**

From a 10,000-foot view, there's the primary market and the secondary market...

The primary market refers to work that is being sold for the first time. This is done either via the artist's gallery, or increasingly, right out of the studio. The transactions are negotiated privately, with little or no information about prices for similar works.

And the secondary market refers to work that is being re-sold in effect. This is done privately through a gallery or publicly at auction. (If there is no secondary market for a given artist, the artist's work is not an investment, generally.)

Here are some popular ways of sourcing art for a new collector:

- Online gallery: Online art galleries are a great entry point. They allow you to immerse yourself in the art, while exploring the various pieces on display on your own time. You can easily compare artists, styles, and prices.

- Art fairs: Art fairs like the Armory Art Fair in New York City, Frieze Los Angeles, and the Palm Beach International Fine Art Fair are good examples. Art Basel also hosts fairs supporting galleries and artists. Going to art galleries and exhibition openings are also excellent ways to find affordable art. Use this chance to connect with an emerging artist, dealers, and other collectors.

- Graduate shows: Get to know recent art graduates, especially ones from prominent art schools, like California Institute of the Arts, Pratt Institute, and Yale University. Give a young promising artist a few years, and they could be represented by a prominent gallery, which catapults the value of their work. The Master of Fine Arts Thesis Exhibition (University of Arizona) and the Otis College of Art and Design's Annual Exhibition are popular ones to go to.

- Affordable fairs: An affordable art fair that showcases emerging artists is an ideal place to find great art. For example, the Affordable Art Fair hosts events in 10 cities worldwide, from Sydney to New York.

- Social media: Many contemporary artists showcase their works on social media. In fact, according to the Hiscox Online Art Trade Report, 65% of art buyers chose Instagram as their preferred way of following artists, watching

trends, and buying art. Besides following artists, you can also follow major auction houses like Sotheby's and Christie's.

- Auctions: Scour the auction house's website to see what's on auction. Then, read up on artists you're unfamiliar with. To avoid overbidding during an auction, research the prices for similar pieces. Visit auction previews to see the prices and what will be up for sale. Clarify your questions with the staff as well.

Now, all the above options require a lot of preparation and groundwork.

Besides, you have to consider shipping, storage, insurance, and upkeep of the artwork, which can quickly become expensive.

6) Decide what type of art to buy

Great art extends across different mediums and styles.

Here are some options to explore:

- A limited edition print or photograph: Besides looking for original paintings by an established artist, consider a limited edition print or a photograph. You can also look for works that use varied techniques like sketching or etching.

- Paintings: Beyond exploring the famous names, you could buy original and smaller pieces from a new artist. Study their CV and press mentions, visit their solo shows, and follow them on social media.

- Sculptures: Explore sculptures and other design objects as well. Start with smaller pieces, which may be affordable and easier to store and transport.

- Illuminated art: Illuminated art could be anything from neon light art to an illuminated manuscript or sculpture.

- Handhelds and wearables: Wearable art refers to individual pieces, usually designed as clothing or jewelry. While it may be wearable, it isn't intended as an everyday item of clothing.

- Mixed media: Mixed media describes artworks made from a combination of media or materials, like cloth, wood, paper, and more. It can be a sculpture, assemblage, book, or painting.

Art Investing Secret #17: Make a deliberate shopping list (following the guide above) before buying your first artwork – It will make your experience more efficient and potentially more profitable.

CHAPTER 18:

What to Do After Buying Your First Artwork

Three things you'll need to do after purchasing your first piece of art surround storage, insurance, and appraisals.

1) **Storage**

   Once you've made your first purchase, you need to store it impeccably to ensure it retains its value.

   For instance, it's crucial to have a painting framed properly.

   Some may need UV-protective glass and proper mounting using acid-free paper. It should also be installed so that the piece is out of direct sunlight.

   If you damage the artwork, it will need to be restored. Not only does restoration work cost more money, but repairs can also lower the value of the work.

   Check with the artist or the seller for tips on how to store the piece.

If it's an older work, approach a conservator specializing in that medium.

If you're not personally displaying or storing your artwork at your residence, there are alternative options.

There are specialized art storage facilities around the world.

Some are smaller, and others are large fortress-like structures referred to as freeports.

The beauty of the freeport is that these are zones designated by the local governments as areas with little to no tax. Because freeports act as a transit zone, owners pay little or no taxes as long as their goods stay on site.

Billionaires and art dealers can enjoy a secret place with a special status for trading. That is, nobody knows who sells what to whom, or at what price.

It seems to also attract individuals, hidden behind shell corporations, wanting to escape taxes on their transactions. (Note: While this makes for the ideal place for discrete art market sales, it can also be a home for fraudulent transactions.)

Interestingly, a painting can be bought and sold multiple times without ever leaving a freeport.

These facilities are also favored among art businesses, like art galleries, to keep artwork – and other collectibles – secured and mitigate the costs of climate control and environmental monitoring.

There are close to 3,500 freeports in the world.

Some popular ones exist in Luxembourg, Monaco, Singapore, and Switzerland.

Fees for art-focused storage are different depending on the city. They can also vary depending on the type of object and its climate and spatial needs.

2) **Insurance**

Common claims on art include theft, robbery, and damage incurred in transit.

When insuring artwork or a collection, the first step is to collect the appropriate documentation.

This includes all documentation when purchasing the artwork, such as provenance, proof of ownership, bill of sale, replacement estimates or most recent appraisal, and photographs.

(Provenance refers to the history of ownership of a work of art. Importantly, it provides a thread of historical significance of the artwork based on its past ownership. Good provenance can increase an artwork's value. It can also help establish it, by confirming the date, artist, and subject.)

Insurance providers will look at several indexes to determine the value of your investment. Artworks from different time periods and mediums will be valued differently from each other.

The insurance cost for particular works of art or collections varies depending on the type of art, market value, the artist themselves, and the particular coverage.

Talking to a professional for a quote is often the best approach.

Some of the top art insurers include AXA Art Insurance, Lemonade Home, Lloyd's, Progressive, and Huntington T. Block.

3) **Appraisals**

An art appraisal is an estimate of the value of an artwork.

Why do you need one?

An appraisal should be done for multiple reasons, like insurance purposes, estate planning, a divorce, tax considerations, charitable donations, an eventual sale, or just for keeping a record of an up-to-date valuation for your overall investment portfolio.

An appraisal typically includes a descriptive portion, detailing the factual elements of the piece being appraised, and then an opinion of the monetary value of the piece.

As a general benchmark, appraisals are usually good for 10 years.

Although, some collectors may want to get appraisals more frequently. For example, every 3-5 years.The frequency can depend on aspects, such as the artist/collection/style, the market conditions, or their purpose for the artwork.

These three steps are necessary to think about if you plan to build an art collection.

Art Investing Secret #18: Consider three steps after purchasing your first artwork: storage, insurance, and reg-

ularly appraising your artwork. This way, you'll be better prepared for whatever happens next, whether intended or unintended.

* Note: If you don't want to worry about storage, insurance, appraisals, and many of the other expenses and hassles that can come with individual art ownership, the final chapter has you covered. In Chapter 21, we have a solution that does all the heavy lifting for you when it comes to investing in art.

CHAPTER 19:

Seven Mistakes to Avoid When Starting Your Art Collection

Let's look at some common pitfalls people make when starting off as novice collectors.

Here are multiple mistakes to avoid, that can set you back, when purchasing art:

1) **Don't choose quantity over quality**

   Art collecting is a long-term venture.

   So, take your time between purchases. Avoid impulse buys that you may regret later.

   It's also a better idea to buy works that are in good condition. Getting a piece of art restored can be costly.

2) **Stay away from buying fakes**

   Fakes and forgeries are very common in the art world.

   Be sure to double-check the quality and provenance of the piece, especially if it's from an Old Master, before you make a purchase.

Make your best effort to ensure the authenticity of each piece. It's crucial to invest in authentic works.

3) **Don't neglect to do transaction due diligence**

"The Responsible Art Market Initiative" is a process that sets out a clear set of guidelines on due diligence checklists for an art transaction.

It wouldn't have been created if there weren't unscrupulous individuals and intermediaries in the art market.

According to its checklist for transaction due diligence, both parties should know the purpose of the transaction, the form and structure of the transaction (fair price, structure of the payment, involvement of intermediaries, conflicts of interests, etc.), the source of funds, and the documentation supporting the transaction.

Beyond that, you'll want to confirm: 1) The physical location of work. Make sure it's not located in a country subject to US sanctions by the Office of Foreign Assets Control (OFAC). 2) The location where work was produced and whether US or foreign export/import tariffs will apply. 3) Whether an artist's royalty/tax applies. 4) If the work is subject to liens/loan collateral.

4) **Avoid condition issues**

Even buying at a 20% to 30% discount does not help when there is a condition issue.

Do a physical inspection. And consider getting a condition report from a vetted and recognized conservator.

You can also look for a catalogue raisonné and cross-check exhibition history and inclusion in publications. (A catalogue raisonné is a book listing all the artist's known works and their location at the time of writing. This will also include a list of previous owners up to the time of writing.)

When conducting your own research, these types of books can be found in some libraries or online. Try to find the most up-to-date research possible.

5) **Don't misplace the certificate of authenticity**

You'll receive a certificate of authenticity when you purchase an art piece. Keep it in a safe place where you won't lose it.

This is proof that it's an authentic, original artwork.

Selling or donating the work later will be difficult without this certificate. And if you ever have to claim insurance, you'll need it.

6) **Don't team up with untrustworthy parties**

Engage with credible counterparties.

It should go without saying, don't buy artwork from a private seller without doing your homework beforehand.

Buying art through a brick-and-mortar gallery is a beginner friendly way to purchase art. Again, do your homework here. Art galleries, depending on size, sell fine art through an artist representation or privately. You should also be able to approach an art gallery directly with inquiries.

Buying at auction is best reserved for collectors with huge budgets. This is where masterpiece original works and limited edition prints are sold, and where art sales break six and seven figures. Art auctions are considered the highest point of the secondary art marketplace. If you're in this market, you likely already know what you're doing.

Finally, consider hiring an art adviser. A professional art adviser can help to check the market presence, credibility, scale, and history of operations of the seller.

7) Don't neglect the protection of your investment

There are responsibilities that come along with buying a piece of art...

Shipping: Will your artwork need to be delivered?

Security: How will you keep your piece safe – while on display, loan, or in storage – from theft, vandalism, or another misfortune.

Insurance: Don't assume your homeowner's insurance policy covers your art. There are different types of insurance for art, like title insurance and property insurance. Insurance can protect against a natural disaster, accidental damage, theft, and more.

Maintenance:To keep your artwork in top condition, you'll want to consider looking into maintenance, if and when needed (including restoration). This is especially important if you're planning on building a collection and for tax and estate planning.

Appraisals: Periodically, you'll want to have your artwork professionally valued.

Art Investing Secret #19: Avoid these seven amateur art investing mistakes and you'll be on your way to becoming a more educated art investor. Plus, you can save yourself time and money in the process.

* Note: If you don't want to worry about these common pitfalls that can come with individual art ownership, the final chapter has you covered. In Chapter 21, we have a solution that does all the heavy lifting for you when it comes to investing in art.

CHAPTER 20:

Learn How and When to Sell

Art investing should be part of a larger long-term investment strategy.

A holding period of 3-10 years is a broad rule of thumb across art segments. (The 3-10 year period is also comparable to other private markets, such as private equity, private credit, and private real estate).

Ideally, art collectors looking for a return on their investment want to sell when the offer is above the appraised amount. Sometimes, this can happen sooner than three years. And sometimes, it may take longer than 10 years.

Art investments should not be expected to return regular income, provide quick turnaround profits, or be easily liquidated.

It can be difficult to find a buyer for any collectible, including fine art.

Even more so, it can be especially difficult to find a buyer on short notice.

There are proper channels to use in order to sell a piece of art.

You can sell privately, at auction, or at a gallery...

[In each case, you'll want to have any paperwork on the piece available and you'll need to have the artwork assessed/evaluated. Some auction houses will offer assessment in-person, by photo, or online. And remember, to check on the cost of the evaluation – some auction houses offer free estimates.]

1) **Selling privately**

   Selling privately can be done either through a gallery, dealer, a brokerage, or peer-to-peer. (If you are able to sell directly to a collector, you can potentially save on commissions.)

   Private sales are more favorable in regards to timing. That's because they are not limited to the four times a year auction sales occur.

   Private sales are also considered to be a bespoke deal practice.

   Price is set by the seller and then can be negotiated to a middle ground. Whereas, auctions start low and are negotiated higher due to a sense of urgency for the item.

   There is little to no price transparency in the private sales side of the market, unless such a sale is marketed and disclosed.

2) **Selling at auction**

   This is the route for selling artwork with the widest audience.

   Public sales at auction houses provide the ability to "mark to market" works and track their historical performance and appreciation.

Christie's and Sotheby's are the big-league auction houses. But you can do some online digging to find a local auction house.

Either way, selling at auction however does entail fees.

Sellers have to pay a seller's commission to the auction house for using the firm as a broker involved in the sale.

Industry standard seller's commissions are 10-15% of the hammer price.

There also is a selection process for consignment at auction.

Works are presented to the auction house by sellers. Then, they are evaluated by specialists working at the house.

These works are then authenticated. Condition reports are drawn up. And negotiations are made in place.

Depending on the sale, some works may be selected for public auction, deferred to private sale by the auction house, or outright turned down.

Selling through auction is also a much longer process than a private sale.

3) Selling at a gallery

You can also approach a local art gallery.

You'll want to find a gallery that specializes in the specific genre your painting belongs to.

For example, a modern art gallery might not have the appropriate expertise for selling 17th and 18th century artwork.

By using a gallery instead of an auction house, you should be able to speed up the sales process, too.

If you go this route, you'll also need to decide whether you want to sell your painting outright, or let the gallery do some of the work for you by putting it on consignment. (Note: Galleries regularly charge 40% - 60% for gallery consignments.)

An inexperienced seller may not get the best price from a gallery in a cash sale, although it will be quicker. A gallery could get you more money in a sale, by displaying it to potential buyers. But that's not always the case. Additionally, you inquire if the gallery would give you a guarantee.

Other options for selling art include art fairs, social media, and your own custom website. But the main three options listed above have proven to be the most tried and true ways for selling highly-valued artwork over time.

Art Investing Secret #20: Investing in art is typically a long-term strategy. When you're ready to sell, weigh the private and public options, along with their advantages and disadvantages, to find the best solution for your distinct situation.

* Note: If you don't want to worry about knowing when and how to sell, the next and final chapter has you covered. In Chapter 21, we have a solution that does all the heavy lifting for you when it comes to investing in art, including selling.

CHAPTER 21:

The Groundbreaking Way for Anyone to Invest in Multimillion-Dollar Artworks

Maybe you're like a lot of investors...

You've always wanted to invest in artworks by renowned artists.

But you don't have millions of dollars to invest.

And the list of other requirements (time, research, storage, security, insurance, maintenance, transportation, appraisals, etc.) that come with typical art ownership have prevented – or deterred – you from doing it.

Well, you're in luck...

At Masterworks, we've created the world's first fractional art platform to democratize this formerly exclusive asset class.

Our firm's mission is to make art investable.

We make it super easy for everyone to invest in iconic artworks. All those hassles disappear because we do the heavy lifting for you.

Our team includes world-class art market professionals, like:

- A serial entrepreneur with an internationally-recognized art collection, as Founder/CEO
- An investment strategist from Citigroup and Goldman Sachs, as CIO
- A Harvard data scientist, as Director of Research
- A top art buyer from Christie's, as EVP of Acquisitions
- The Head of Art at Bank of America Private Wealth, as EVP of Private Sales
- And another 200 employees who solely focus on art daily

Our team has formed relationships around the globe with major auction houses, private sellers, galleries, museums, and all things art-related.

We've also built the "Bloomberg for the art market."

Our proprietary database holds more than 5 million auction records... with over 50 million data points... on 60,000-plus artists – drawn from archives dating back to the 1960s.

Basically, our researchers have collected over a half-century's worth of transactional records for the art market. And we've digitized this data for the first time in history.

In addition to public sales, we've compiled a private market database, which consists of 9,000-plus records, totaling about $20 billion in offered artwork.

We're even using artificial intelligence and machine learning to evaluate various art market metrics.

Platform investors can see some of our proprietary data on artists, such as similar sale appreciation, record price appreciation, repeat sales, Sharpe ratios, and more.

Using our unparalleled art market data and human intel, our process is pretty straightforward after that...

1) We buy a piece of art. (Our acquisitions' team takes buying very seriously. They're offered hundreds of millions of dollars worth of art every month. But they've bought less than 3% of the works analyzed.)
2) We securitize the artwork and file an offering circular with the SEC.
3) We offer it on our platform, fractionally, to make investing in art affordable for regular investors.


Less than 3% of artworks pass our diligence process
24,000
Artist Markets Analyzed
70
Artist Markets Selected
9,500
Artworks Offered To Us
244
Artworks Purchased

Source: Masterworks

Fractional art investing is based on the same premise as investing in mutual funds, ETFs, and stocks. All of these security types are broken up into shares, allowing investors to own smaller slices of

each company. It provides the opportunity to create a diversified portfolio.

Now, investing in Banksys, Basquiats, Monets, Picassos, and Warhols is just as simple as buying stock in Apple, Microsoft, or Johnson & Johnson. We take an artwork… turn it into a private company… and sell shares in it.

With Masterworks, you can invest in masterpieces ranging from six-figures to eight-figures in value. (To give you a better idea, across Masterworks' first 282 qualified offerings (not exited), the average offering amount was $3,003,300.) But our platform members can invest in shares starting as low as $20 per share.

It's finally possible to build a diversified portfolio of famous artworks at a fraction of the typical cost of buying whole artworks.

Since 2017, Masterworks has purchased more than 275 artworks worth over $785 million.

While we encourage our 725,000-plus members to generally expect a 3-10 year holding period, there are avenues to receive an earlier return on investment.

First, through March 2023, we've exited – or sold – 13 of our works. They've all recorded positive returns and provided over $36 million in investor returns (net of fees):


32.0% NET ANNUAL RETURN
39.3% NET ANNUAL RETURN
36.2% NET ANNUAL RETURN
27.3% NET ANNUAL RETURN
9.2% NET ANNUAL RETURN
33.1% NET ANNUAL RETURN
21.5% NET ANNUAL RETURN
17.8% NET ANNUAL RETURN
13.9% NET ANNUAL RETURN
35.0% NET ANNUAL RETURN
10.4% NET ANNUAL RETURN
325.5 % NET ANNUAL RETURN
4.1% NET ANNUAL RETURN
CLASS A SHARES OF BANKSY 2020
CLASS A SHARES OF CONDO 2021
CLASS A SHARES OF OEHLEN 2022
CLASS A SHARES OF BROWN 2022
CLASS A SHARES OF MONET 2022
CLASS A SHARES OF GILLIAM 2022
CLASS A SHARES OF CONDO 2022
CLASS A SHARES OF MITCHELL 2022
CLASS A SHARES OF SOULANGES 2022
CLASS A SHARES OF BROWN 2023
CLASS A SHARES OF WARHOL 2023
CLASS A SHARES OF LEIGH 2023
CLASS A SHARES OF WARHOL 2023

Source: Masterworks

Note: For more information, see "IMPORTANT DISCLOSURES" at the end of the book. *"Annualized Net Return" refers to the annualized internal rate of return net of all fees and costs, calculated from the offering closing date to the sale date. IRR may not be indicative of Masterworks paintings not yet sold and past performance is not indicative of future results.*

And second, we have a secondary market where shares originally sold in our offerings trade peer to peer, depending on available liquidity.

While some initial offerings can sell out lightning fast (e.g, minutes or hours), we're offering 3-5 new artworks each week on average to meet demand.

Masterworks has become the most active buyer in the contemporary art market. We have deep relationships with 750-plus intermediaries, including auction houses, dealers, galleries, private collectors, etc.

[We believe the depth of our team, industry relationships, our dedicated research, and the scale and volume of our operations gives us an unrivaled window into the market for the artists we collect. Platform investors have the potential to uniquely benefit from the advantages of our resources and scale.]


Global Coverage
London
100+
Paris
25+
New
York
200+
750+
Intermediaries
and Collections
Engaged
Globally
Hong
Kong
20+
Los
Angeles
45+
Seoul
10+

Source: Masterworks

Our company has been featured by Bloomberg, CNBC, CNN, Financial Times, Forbes, Fox Business, TechCrunch, The New York Times, The Wall Street Journal, and other top financial media outlets.

You can join the fractional art investing phenomenon today at www.masterworks.com.

Art Investing Secret #21: Masterworks, the world's first fractional art platform, has pioneered the way for anyone to invest in contemporary art. You can now own investments [interests] in multimillion-dollar works of iconic art at affordable price points.

[Please note: All invsting activities involve risks and art is no exception. Risks associated with investing through the Masterworks platform include the following:

Your ability to trade or sell your shares is uncertain.

Artwork may go down in value and may be sold at a loss.

Artwork is an illiquid investment.

Costs and fees will reduce returns.

Investing in art is subject to numerous risks, including physical damage, market risks, economic risks and fraud.

Masterworks has potential conflicts of interest and its interests may not always be aligned with your interests.

Liquidation timing is uncertain.

Expenses and fees are listed in our Offering Circulars. Note: Fees are 1.5% per annum (in equity), 20% profit share, and certain expenses are allocated to the investment vehicle. Investors should review the offering circular for a particular offering to learn more about fees and expenses associated with investing in offerings sponsored by Masterworks.

Masterworks will receive an upfront payment, or "Expense Allocation" which is intended to be a fixed non-recurring expense allocation for (i) financing commitments, (ii) Masterworks' sourcing the Artwork of a series, (iii) all research, data analysis, condition reports, appraisal, due diligence, travel, currency conversion and legal services to acquire the Artwork of a series and (iv) the use of the Masterworks Platform and Masterworks intellectual property. No other expenses associated with the organization of the Company, any series offering or the purchase and securitization of the Artwork will be paid, directly or indirectly, by the Company, any series or investors in any series offering.

For more information, see “IMPORTANT DISCLOSURES” at the end of the book.]

IMPORTANT DISCLOSURES:

Art Market Data & Metrics

Unless otherwise stated, all art market data and metrics appearing in Masterworks materials was compiled from public auction records and other third party sources and does include private sales, which account for a significant percentage of all sales. We believe this data can be helpful in measuring and analyzing historical trends. We present these metrics on the Site and in SEC materials when we believe the sample size is meaningful for a particular metric, so we may not present all metrics for every Masterworks offering. These art market metrics, including historical appreciation rates, may be presented in graphs, charts, diagrams or as stand-alone statistics and may be presented as a trendline relating to certain segments of the overall art market, a particular artist or a particular set of paintings selected for their similarity to a specific painting offered through the Site. Art sales price data and metrics are used for comparative modeling purposes only. Each painting is unique and historical price trends of a group of selected artwork is not a direct proxy for historical price performance of any specific painting or any investment in securities referenced on the Site.

It is important to keep in mind that since all art market data is sourced from public auction records, when we use terms like "contemporary art", unless otherwise indicated, we are really referring to

contemporary art that has a liquid secondary market and is sold at auction by major auction houses, which includes work by well known artists who have achieved a level of commercial success.

Any transaction conducted in a foreign currency has been converted to U.S. dollars at the prevailing exchange rate as of the applicable transaction date, except with respect to "repeat sales", in which case the conversion of a foreign currency to U.S. dollars occurs at the time of the first sale of the repeat sale pair. We endeavor to include all relevant works and transactions, but no definitive object-oriented database with all auction sales is known to Masterworks, and therefore, despite our best efforts the data may be incomplete or inaccurate and we may exclude sale records that do not contain images. Unless stated otherwise in the relevant materials, the data only include artworks reflective of the artist's main medium, as defined by Masterworks and will exclude works on paper, prints, editions, multiples or any non-unique works of art by the relevant artist. In addition, the historical data may include auction transactions in which affiliates of Masterworks acted as buyer and or seller.

Masterworks strongly cautions investors not to place undue reliance on historical data presented and we note the following:

ART PRICE DATA AND TRENDS IS NOT A PROXY FOR INVESTMENT PERFORMANCE. RETURNS FROM INVESTMENTS IN MASTERWORKS ISSUERS WILL BE REDUCED BY FEES AND EXPENSES DESCRIBED IN THE SEC OFFERING MATERIALS THAT ARE NOT REFLECTED IN THE PRICE PERFORMANCE DATA AND METRICS PRESENTED.

INVESTORS ARE CAUTIONED THAT NO SELECTION OF SIMILAR ARTWORK IS DIRECTLY COMPARABLE TO THE PRICE PERFORMANCE OF ANY SPECIFIC ARTWORK OR INVESTMENT SINCE EACH ARTWORK IS UNIQUE AND HAS ITS OWN UNIQUE RESULTS AND VOLATILITY, AND SUCH HISTORICAL DATA FOR A SELECTED GROUP OF ARTWORK, IF SHOWN, SHOULD NOT BE RELIED UPON AS AN ACCURATE COMPARISON. AVERAGE RATES OF APPRECIATION REFLECTED IN A TRENDLINE FOR SIMILAR WORKS OF ART MAY NOT BE REPRESENTATIVE OF THE PERFORMANCE OF ANY SPECIFIC ARTWORK.

THE FUTURE IS NEVER THE SAME AS THE PAST. PAST APPRECIATION RATES MAY NOT BE INDICATIVE OF FUTURE APPRECIATION RATES AND ANY EXPECTED RETURNS OR PAST RETURNS MAY REFLECT THE PRICE TRENDS OF ARTWORK FOR A FINITE TIME, OR DURING A PERIOD OF EXTREME MARKET ACTIVITY. ALL INVESTMENTS INVOLVE RISK AND MAY RESULT IN PARTIAL OR TOTAL LOSS.

Compiling meaningful price appreciation data for artwork is inherently difficult and prone to a number of significant limitations and subjectivity that significantly limits the utility of such data in evaluating future appreciation rates. Difficulties arise due to the unique nature of each painting, coupled with the fact that paintings tend to sit in collections for many years, if not several decades, which most often makes it impossible to find sufficient recent actual sales data to establish an appreciation trend line. To try to estimate how much a specific painting has appreciated over time often requires extrapolation to sales data from a set of similar works by the same artist.

The selection criteria for what constitutes a "similar" work are highly subjective and even experts would likely disagree on exactly which particular works or characteristics, such as size, colors, subject matter, condition, etc. should be included or excluded in any given comparative data set. The level of subjectivity involved differs depending on the uniqueness of the underlying artwork. Furthermore, private sales data, which includes a majority of sales, is often unavailable or inaccurate, so the data set is typically comprised of only public auction sales data. The availability of public auction data varies by artist. As a general matter a larger data set is more useful than a smaller data set. There can be no assurance that an investment mix or any actual price performance shown on the Site will lead to the expected results shown or perform in any predictable manner. It should not be assumed that investors will experience returns in the future, if any, comparable to those shown or that any or all investors on the Site experienced such returns.

Comparisons to Other Asset Classes

Masterworks often uses art market price data to compare art pricing trends to other asset classes, such as stock, bonds, real estate, gold and other assets. While Masterworks believes these comparisons can be useful to help potential investors discern long term trends in these asset classes, there are significant limitations to the utility of such comparative data, particularly over shorter time periods, and potential investors are cautioned not to place undue reliance on such data. There are significant differences between art and these other asset classes. For example, many asset categories are far more liquid than artwork. Whereas exchange traded stocks, commodities and precious metals are priced continuously in real time, art prices upon which data is available (i.e. public auctions) are updated only

on limited occasions during select months of the year when public auctions are held. As a result, these asset categories may appear to be more volatile than art and will react more quickly to events and market forces than art prices. Several leading asset categories are commoditized, so demand is concentrated on the asset category as a whole as opposed to art, which is fragmented into separate artist markets. In addition, most other asset categories have been securitized or otherwise packaged in various types of financial products and instruments such that large pools of capital can efficiently flow in and out of them with relatively low friction in terms of time, effort and cost. By contrast, despite Masterworks ongoing efforts to make art investable, on the whole, artwork transactions remain far more bespoke and less efficient in terms of time, effort and cost than most other asset categories.

Art Market Data Metrics

Metrics that Masterworks presents may include some or all of the following:

Selected Similar Sales Appreciation. Selected similar sales provide an estimate of the historical appreciation rate of the specific artwork by looking at a set of similar works by the artist that have sold at public auction. The set of similar works selected will include all works by the same artist believed to have features and characteristics that are similar to the subject artwork, which may include size, medium, color, composition elements, period of creation and other features. The applicable time period for which we calculate Selected Similar Sale Appreciation is from the earliest date that an artwork by the artist was sold at public auction until the most recent date prior to the qualification of an applicable offering that the

Masterworks public sale database has been updated. Although the artworks selected for inclusion in the set of similar works have similar characteristics to the subject artwork, each individual artwork is unique in terms of artistic content, coloring, condition, provenance and other factors. We, therefore, cannot make any determination or representation that our estimate of the historical appreciation rate of an artwork is correct or predictive of future value.

Market-Risk Adjusted Appreciation, or "Sharpe Ratio". The Market-Risk Adjusted Appreciation, also referred to as the "Sharpe Ratio," indicates how well the artist's market has performed historically in comparison to the rate of return on a risk-free investment, such as U.S. government treasury bonds or bills, by measuring price appreciation relative to the volatility of that price appreciation over time. A relatively higher Sharpe Ratio reflects higher appreciation relative to volatility and generally signals a better risk adjusted return, and, conversely, a relatively lower Sharpe Ratio generally means there is more volatility relative to price appreciation, although historical volatility is not necessarily a proxy for investment risk. The Sharpe Ratio reflects (x) the average annualized artist market appreciation (depreciation) of all artworks by an artist that have sold at least twice at public auction (referred to as "repeat sales"), minus the risk-free rate of return. The risk-free rate of return is measured by the average annual risk-free rate at year end over the applicable time period, divided by (y) the volatility of the returns in an artist's market, as measured by the standard deviation of those returns. The applicable time period for which we calculate the Sharpe Ratio begins on the later of (a) the earliest purchase price date for the artist's first repeat sale or (b) December 31, 1989, the year end of the earliest year when other financial indices were available, and ends on the last

sale date that the artist had a repeat sale prior to the qualification of an applicable offering that the Masterworks public sale database has been updated.

Record Price Appreciation. Record Price Appreciation reflects the frequency at which a new record hammer price at auction is achieved by the artist which can be indicative of the artist's market momentum and growth rate. The applicable time period for which we calculate Record Price Appreciation is from the earliest date that an artwork by the artist was sold at public auction until the most recent date for which a record price exists prior to the qualification of an applicable offering that the Masterworks public sale database has been updated.

Median Repeat Sale Pair Appreciation. Median Repeat Sale Pair Appreciation reflects the median annualized price appreciation rate of all artworks by an artist that have sold at least twice at public auction, known as "repeat sales", which indicates the progression of prices in a particular artist's market over time. Analysis of repeat sales can be useful because repeat sale data reflects price changes for the same works, which reduces the selection bias inherent in looking at a select set of similar works.

Disclaimer of Liability. The foregoing document and the information contained throughout are provided for informational and marketing purposes only, and are not intended for the specific needs, investment objectives, or personal and financial circumstances of any person or recipient. The document should not be considered investment research, an offer or solicitation of an offer to enter in any investment activity. It is not to be construed as legal, tax, accounting, regulatory or other specialist or technical advice or investment ad-

vice or a personal recommendation. No representation or warranty as to the accuracy or completeness of such information is given. Prior performance is not indicative of future results. Neither Masterworks LLC nor any affiliate, subsidiary, director, officer, employee or agent accepts any liability for any loss or damage arising out of the use of all or any part of this document or reliance upon any information contained herein, except as may be required pursuant to applicable Federal securities laws.

Testing the Waters

Masterworks may, from time to time, engage in "testing the waters" under Regulation A of the Securities Act of 1933, as amended, for the offerings currently filed with (but not yet qualified by) the SEC. This process allows companies to determine whether there may be interest in an eventual offering of their securities. Masterworks is not under any obligation to make an offering under Regulation A. We may choose to make an offering to some, but not all, of the people, who indicate an interest in investing, and that offering might not be made under Regulation A. If we go ahead with an offering, we will only be able to make sales after we have filed an offering statement with the SEC and the SEC has "qualified" the offering statement. The information in the offering statement will be more complete than any information provided on our website, and could differ in important ways. You must consider fully the information provided in the offering statement filed with (and qualified by) the SEC prior to making any investment decision. No money or other consideration is being solicited at this time for any pre-qualified offering, and if sent in response, will not be accepted.

No offer to buy the securities for a pre-qualified offering can be accepted and no part of the purchase price can be received by the issuer or anyone else until the offering statement filed by the Masterworks issuer with the SEC has been qualified by the SEC. Any such offer may be withdrawn or revoked, without obligation or commitment of any kind, at any time before notice of acceptance is given after the date of qualification. An indication of interest involves no obligation or commitment of any kind by either party.

Risks of Investing

Investing involves a number of significant risks and uncertainties. Please also review the "Risk Factors" section of our latest SEC filings prior to investing. In addition, you should consult your own counsel, accountant and other advisers as to legal, tax, business, financial, and related aspects of an investment in a Masterworks issuer. Past performance is no guarantee of future results and past historical appreciation rates of artwork may not be indicative of future appreciation rates. An investor can lose money. Diversification and asset allocation do not ensure a profit or guarantee against loss. Investment decisions should be based on an individual's own goals, time horizon, and tolerance for risk.

Set forth below is a summary of certain risks that should be considered, but this summary is not a substitute for the more extensive and specific language included in the offering circular or Memorandum for any particular Masterworks issuer.

Masterworks Issuers are totally reliant on Masterworks. Masterworks issuers do not expect to generate revenue, so issuers are totally reliant on Masterworks to administer their operations and cover ongoing operating expenses. Investors will only recognize

a return on their investment if the painting is sold or they are able to sell their shares.

Each Issuer is Undiversified. Investing in any given Masterworks issuer is risky since 100% of such investment is concentrated in a single artwork and, with respect to issuers offering investment in a collection of artwork, such collection may provide limited exposure to a small subset of artists and artwork.

Your Ability to Trade Shares is Uncertain. There is no active public market for Masterworks issuer shares and an active trading market may not ever develop or, even if developed, may not be available to all shareholders, may not be sustained or may cease to exist. Although we facilitate secondary purchases and sales of Class A shares of certain Masterworks issuers on an alternative trading system operating by Templum Markets LLC (the "Templum ATS"), certain investors are not eligible to participate on the Templum ATS, including certain non-U.S. citizens, and it may not provide an effective means to sell your shares or receive a price for your shares that is reflective of the fair value of the Class A shares or the Artwork. You should consider the resale market for Masterworks shares to be severely limited, as you may be unable to resell your shares without significant expense, or at all.

Artwork may be Sold at a Loss. A painting can decline in value and investors in Masterworks shares may lose all or a significant portion of their investment. Even if the artwork appreciates in value, the rate of appreciation may be insufficient to cover costs and expenses.

Illiquidity. Masterworks issuers intend to hold paintings for many years and the creation of a trading market for the shares that will generate sufficient volume to facilitate price discovery is uncertain.

Art is a highly illiquid asset and we cannot guarantee that there will be a buyer at any reasonable price or within any given time frame. Investors should be prepared to hold their investment for an indefinite period of time, as there can be no assurance that the shares or the artwork can be sold.

Costs Will Diminish Returns. Fixed expense allocations, administrative services fees paid to Masterworks and Masterworks profit sharing, along with third party costs to sell the painting, if any, will reduce overall returns on invested capital.

Investing in Art is subject to Numerous Risks. These risks include, without limitation, physical damage, market risks, economic risks and fraud.

Trends. Temporary consumer popularity or trends among collectors may lead to short-term or temporary price increases, followed by decreases in value. Trends are difficult to predict and may adversely impact our ability to sell an artwork.

Claims. Buying and selling artwork can involve potential claims regarding title, provenance and or authenticity of the artwork. Costs associated with litigation and or settlement are the responsibility of each Masterworks issuer.

Insurance Coverage May be Insufficient. Insurance coverage may expressly exclude damage caused by war, certain title claims, losses caused by chemical or biological contamination and certain other potential loss scenarios. In addition, coverage limits may be below fair value.

Masterworks has Potential Conflicts of Interest. Masterworks earns fees and incurs costs for administering Masterworks

issuers. Masterworks performs internal valuations of artwork held by Masterworks issuers as opposed to obtaining valuations from disinterested third parties. Masterworks interests and the interests of its Board of Managers and officers may not always be aligned with your interests.

Liquidation Timing is Uncertain. There can be no assurance as to the timing of a liquidating distribution or that a Masterworks issuer will pay a liquidating distribution at all.